EXHIBIT 2.1

EXECUTION COPY

AMENDED AND RESTATED MASTER SEPARATION AND DISTRIBUTION AGREEMENT

THIS MASTER SEPARATION AND DISTRIBUTION AGREEMENT (the “Agreement”) is made and entered into effective as of July 31, 2010 (the “Effective Date”), by and among Motorola, Inc., a Delaware corporation (“Motorola”), Motorola SpinCo Holdings Corporation, a Delaware corporation and wholly-owned subsidiary of Motorola (“SpinCo”), and Motorola Mobility, Inc., a Delaware corporation and wholly-owned subsidiary of Motorola (“Mobility”). Capitalized terms used and not otherwise defined in this Agreement have the meanings ascribed to such terms in Article 1 of this Agreement.

RECITALS

WHEREAS, Motorola has determined that it would be appropriate, desirable and in the best interests of Motorola and Motorola’s stockholders to separate the MD Business and the Home Business (collectively, the “Transferred Businesses”) from Motorola;

WHEREAS, in connection with the separation of the Transferred Businesses from Motorola, Motorola desires to contribute or otherwise transfer, and to cause certain of its Subsidiaries to contribute or otherwise transfer, (i) certain Assets and Liabilities associated with the Transferred Businesses, including the stock or other equity interests of certain of Motorola’s Subsidiaries dedicated to the Transferred Businesses, to Mobility and certain of its Subsidiaries or entities that will become its Subsidiaries prior to the Distribution, and (ii) certain Assets and Liabilities associated with the Transferred Businesses, including shares of capital stock of Mobility and stock or other equity interests of Motorola Mobility Japan Limited, to SpinCo;

WHEREAS, in connection with the Contribution and in exchange for the Transferred Assets to be contributed by the Motorola Group to the SpinCo Group, SpinCo and Mobility intend to assume, and to cause their Subsidiaries to assume, the Transferred Liabilities;

WHEREAS, Motorola intends, after the Contribution, to distribute to holders of shares of Motorola Common Stock all of the outstanding shares of SpinCo Common Stock (the “Distribution”);

WHEREAS, it is intended that the transfer by Motorola directly to Mobility of certain Transferred Assets pursuant to the Contribution, Assignment and Assumption Agreement by and among Motorola, Mobility and SpinCo entered into and effective as of the Effective Date (the “Asset Contribution Agreement”) and Section 2.1(a) of this Agreement will qualify as a tax-free transaction for U.S. federal income tax purposes pursuant to Section 351 of the Code;

WHEREAS, it is intended that the contribution by Motorola to SpinCo of certain assets pursuant to the SpinCo Contribution Agreement by and between Motorola and SpinCo to be entered into prior to the Distribution (the “SpinCo Contribution Agreement”) and Section 2.1(b) of this Agreement and the Distribution, taken together, will qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Sections 355 and 368(a)(1)(D) of the Code, and that this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” under Section 368 of the Code; and

WHEREAS, the parties intend in this Agreement and the Ancillary Agreements to set forth the principal arrangements between them regarding the Contribution and the Distribution.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following terms, as used in this Agreement, have the following meanings:

“Action” means any suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person.

“ADR” has the meaning set forth in Section 7.3(b) of this Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly “controlling,” “controlled by,” or “under common control with” (within the meaning of the Securities Act), such specified Person; provided, however, that for purposes of this Agreement, unless this Agreement expressly provides otherwise, the determination of whether a Person is an Affiliate of another Person will be made assuming that no member of the Motorola Group is an Affiliate of any member of the SpinCo Group.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” means each of the Contribution Agreements (including the Asset Contribution Agreement and the SpinCo Contribution Agreement), the Employee Matters Agreement, the SpinCo Transition Services Agreement, the Intellectual Property Assignment Agreement, the Intellectual Property License Agreement, the Motorola Transition Services Agreement and the Tax Sharing Agreement, including any exhibits, schedules, attachments, tables or other appendices thereto, and each agreement and other instrument contemplated herein or therein.

“Annual Financial Statements” means the financial statements for the year ended December 31, 2010.

“Annual Report” has the meaning set forth in Section 4.9(c) of this Agreement.

“Asset Contribution Agreement” has the meaning set forth in the recitals to this Agreement.

“Assets” means assets, properties and rights (including goodwill and rights arising under Contracts or pursuant to any Action), wherever located (including in the possession of vendors, other Persons or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Audited Party” has the meaning set forth in Section 4.9(b) of this Agreement.

“Bad Act” has the meaning set forth in Section 2.2 of this Agreement.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in Chicago, Illinois or New York, New York are authorized or obligated by law or executive order to close.

“Claimed Amount” has the meaning set forth in Section 6.3(a) of this Agreement.

“Claim Notice” has the meaning set forth in Section 6.3(a) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

“Contribution” means, collectively, the Mobility Contribution and the SpinCo Contribution.

“Contribution Agreements” means the agreements and instruments entered into by and between Motorola and certain of the Motorola Subsidiaries, on the one hand, and SpinCo, Mobility and certain of their respective Subsidiaries, on the other hand, pursuant to which the Contribution and the Global Reorganization and Restructuring Plan will be effected.

“Contribution Effective Date” means, with respect to any Transferred Asset or Transferred Liability, the Effective Date or, if the applicable Ancillary Agreement specifies an effective time that is of a later date, such later date as specified in the applicable Ancillary Agreement.

“Controlling Party” has the meaning set forth in Section 6.3(d)(ii) of this Agreement.

“Corporate Litigation Matters” means (i) all Litigation Matters listed on Schedule 1 hereto and (ii) all Litigation Matters, whether filed before, on or after the Distribution Date, to the extent they assert (a) securities class actions or shareholder derivative claims, which allege Wrongful Acts, and (b) certain Employee Benefit Plan Litigation Matters as set forth in Sections 6.6 and 6.7 of the Employee Matters Agreement.

“Covered Subsidiary” means a corporation or other legal entity controlled or owned, directly or indirectly, by Motorola or SpinCo, as applicable, that satisfies the definition of “Subsidiary” under a Motorola insurance policy.

“Damages” means all losses, claims, demands, damages, Liabilities, judgments, dues, penalties, assessments, fines (civil, criminal or administrative), costs, liens, forfeitures, settlements, fees or expenses (including reasonable attorneys’ fees and expenses and any other expenses reasonably incurred in connection with investigating, prosecuting or defending a claim or Action), of any nature or kind, whether or not the same would properly be reflected on any financial statements or the footnotes thereto.

“Dispute” has the meaning set forth in Section 7.3(a) of this Agreement.

“Distribution” has the meaning set forth in the Recitals to this Agreement.

“Distribution Agent” has the meaning set forth in Section 3.4(a) of this Agreement.

“Distribution Date” means the date on which the Distribution occurs.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Employee Matters Agreement” means that certain Employee Matters Agreement entered into by and among Motorola, Mobility and SpinCo effective as of the Effective Date, as such Employee Matters Agreement may be amended from time to time.

“Environmental Law” means any federal, state, local, foreign or international statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law (including tort and environmental nuisance law), legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental authority, now or hereafter in effect, relating to health, safety, pollution or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or to emissions, discharges, releases or threatened releases of any substance currently or at any time hereafter listed, defined, designated or classified as hazardous, toxic, waste, radioactive or dangerous, or otherwise regulated, under any of the foregoing, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any such substances, including the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act and the Resource Conservation and Recovery Act and comparable provisions in state, local, foreign or international law.

“Environmental Liabilities” means all Liabilities relating to, arising out of, or resulting from, any Environmental Law or Contract relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements under Environmental Laws or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Environmental Remediation Obligations” has the meaning set forth in Section 5.8(a) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, together with the rules and regulations promulgated thereunder.

“Form 10” has the meaning set forth in Section 3.3(e) of this Agreement.

“Future Environmental Obligations” has the meaning set forth in Section 5.8(d) of this Agreement.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Global Reorganization and Restructuring Plan” means the global reorganization and restructuring plan in substantially the form attached to this Agreement as Exhibit A and as approved by the Motorola board of directors, pursuant to which certain Assets and Liabilities will be transferred between the parties and their respective Affiliates in connection with the Contribution.

“Group” means either the Motorola Group or the SpinCo Group, as the context may require.

“Home Assets” means all of Motorola’s and its Subsidiaries’ right, title and interest in and to any and all Assets of Motorola and its Subsidiaries that are used exclusively or held for use exclusively in the Home Business and any other assets of the Home Business specifically identified as such in any of the Ancillary Agreements.

“Home Business” means (i) the businesses and operations conducted by the Home segment of Motorola and its Affiliates (including, for purposes of this definition, SpinCo, Mobility and their respective Affiliates) prior to the Effective Date, and (ii) except as otherwise expressly provided in this Agreement, any terminated, divested or discontinued businesses or operations that at the time of such termination, divestiture or discontinuation related to the Home Business (as described in the foregoing clause (i)) as then conducted.

“Home Liabilities” means any and all Liabilities to the extent arising out of or relating to the Home Business or the Home Assets, in each case whether such Liabilities arise or accrue prior to, on or after the Effective Date (other than such Liabilities which are specifically retained by Motorola under this Agreement or any Ancillary Agreement).

“Indemnified Party” has the meaning set forth in Section 6.3(a) of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 6.3(a) of this Agreement.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Information Statement” has the meaning set forth in Section 3.3(f) of this Agreement.

“Insured” has the meaning set forth in Motorola’s applicable insurance policies in effect for the relevant period. By way of example and not limitation, the term is defined to include the Organization and any Insured Person, as set forth in Motorola’s directors’ and officers’ policy (Chubb Policy No. 8114-3019).

“Intellectual Property” has the meaning set forth in the Intellectual Property Assignment Agreement.

“Intellectual Property Assignment Agreement” means that certain Intellectual Property Assignment Agreement entered into by and between Motorola and Mobility effective as of the Effective Date, as such Intellectual Property Assignment Agreement may be amended from time to time.

“Intellectual Property License Agreement” means that certain Intellectual Property License Agreement entered into by and between Motorola and SpinCo effective as of the Effective Date, as such Intellectual Property License Agreement may be amended from time to time.

“Intended Transferee” has the meaning set forth in Section 2.5(c) of this Agreement.

“Intended Transferor” has the meaning set forth in Section 2.5(c) of this Agreement.

“Inter-Group Indebtedness” means indebtedness for borrowed funds between a member of the Motorola Group and a member of the SpinCo Group as set forth in the Motorola Treasury records.

“Internal Control Audit and Management Assessments” has the meaning set forth in Section 4.9(a) of this Agreement.

“IRS” means the United States Internal Revenue Service.

“Liabilities” means debts, liabilities (including Environmental Liabilities), guarantees, assurances, commitments and obligations of any nature or description, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of (i) any Contract, Action, tort based theory or any other legal theory or (ii) any act or failure to act by any past or present Representative, whether or not such act or failure to act was within such Representative’s authority), and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Litigation Matters” means (i) any Action, (ii) any internal business investigation, and (iii) any Pre-Litigation Claims.

“MD Assets” means all of Motorola’s and its Subsidiaries’ right, title and interest in and to any and all Assets of Motorola and its Subsidiaries that are used exclusively or held for use exclusively in the MD Business and any other assets of the MD Business specifically identified as such in any of the Ancillary Agreements.

“MD Business” means (i) the businesses and operations conducted by the Mobile Devices segment of Motorola and its Affiliates (including, for purposes of this definition, SpinCo, Mobility and their respective Affiliates) prior to the Effective Date, and (ii) except as otherwise expressly provided in this Agreement, any terminated, divested or discontinued businesses or operations that at the time of such termination, divestiture or discontinuation related to the MD Business (as described in the foregoing clause (i)) as then conducted, including, without limitation, the paging business from and after January 1, 1999.

“MD Liabilities” means (i) any and all Liabilities to the extent arising out of or relating to the MD Business or the MD Assets, in each case whether such Liabilities arise or accrue prior to, on or after the Effective Date; and (ii) any and all Liabilities relating to Motorola Bretagne SAS arising or accruing prior to, on or after the Effective Date (other than such Liabilities which are specifically retained by Motorola under this Agreement or any Ancillary Agreement); provided, however, to the extent a Liability relates to the paging business and the parties cannot determine whether such Liability related to the period before or after January 1, 1999 then such Liability will be shared 90% Motorola and 10% SpinCo.

“Mobility” has the meaning set forth in the preamble to this Agreement.

“Mobility Contribution” has the meaning set forth in Section 2.1(a) to this Agreement.

“Motorola” has the meaning set forth in the preamble to this Agreement.

“Motorola Business” means the businesses or operations of the Motorola Group other than the Transferred Businesses.

“Motorola Common Stock” means the common stock, par value $0.01 per share, of Motorola.

“Motorola Environmental Obligations” has the meaning set forth in Section 5.8(a) of this Agreement.

“Motorola Exclusive Litigation Matters” means (i) all Litigation Matters listed on Schedule 6 hereto, (ii) all Litigation Matters which are exclusively related to the Motorola Business, and (iii) external investigations or internal investigations, in each case which are initiated or arising before, on or after the Effective Date which primarily involve the Motorola Business or any employee of the Motorola Business at the time the event that gave rise to such investigation took place.

“Motorola Group” means Motorola and each Person that is or becomes an Affiliate of Motorola (other than any member of the SpinCo Group).

“Motorola Indemnified Parties” has the meaning set forth in Section 6.1 of this Agreement.

“Motorola Liabilities” means the Liabilities of Motorola other than the Transferred Liabilities.

“Motorola Shared Contract” means any Contract relating in part to the Transferred Businesses not included in the Transferred Assets.

“Motorola Transition Services Agreement” means the Transition Services Agreement entered into by and among Motorola, Mobility and SpinCo effective as of the Effective Date, pursuant to which one or more members of the SpinCo Group will provide certain transition services to one or more members of the Motorola Group, as such Motorola Transition Services Agreement may be amended from time to time.

“Non-controlling Party” has the meaning set forth in Section 6.3(d)(ii) of this Agreement.

“Owning Party” has the meaning set forth in Section 4.2 of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity or any department, agency or political subdivision thereof.

“Plantation Environmental Obligations” has the meaning set forth in Section 5.8(c) of this Agreement.

“Possessor” has the meaning set forth in Section 4.3 of this Agreement.

“Post-Distribution Date Wrongful Acts” means Wrongful Acts that occur on or after the Distribution Date.

“Pre-Distribution Date Wrongful Acts” means Wrongful Acts that occur prior to the Distribution Date.

“Pre-Litigation Claims” means any claim, demand or assertion as to which SpinCo, Mobility or Motorola, respectively, may later provide notice as a Third Party Claim to the other party.

“Record Date” means the close of business on the date to be determined by the Motorola board of directors as the record date for determining the stockholders of Motorola entitled to receive shares of SpinCo Common Stock pursuant to the Distribution.

“Regulation S-K” means Regulation S-K of the General Rules and Regulations promulgated by the SEC pursuant to the Securities Act.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

“Requestor” has the meaning set forth in Section 4.3 of this Agreement.

“Restricted Information” has the meaning set forth in Section 4.3 of this Agreement.

“Retention Period” has the meaning set forth in Section 4.4 of this Agreement.

“Reverse Transfer” has the meaning set forth in Section 2.8 of this Agreement.

“Reverse Transferee” has the meaning set forth in Section 2.8 of this Agreement.

“Reverse Transferor” has the meaning set forth in Section 2.8 of this Agreement.

“SEC” means the United States Securities and Exchange Commission or any successor agency.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with the rules and regulations promulgated thereunder.

“Shared Litigation Matters” means (i) all Litigation Matters listed on Schedule 3 hereto, (ii) all Litigation Matters which relate to both (a) the Motorola Business, and (b) the Transferred Businesses, but which are not SpinCo Exclusive Litigation Matters or Motorola Exclusive Litigation Matters, and (iii) the Litigation Matters that involve Prior Corporate Function Liabilities, as set forth in the Employee Matters Agreement.

“SpinCo” has the meaning set forth in the preamble to this Agreement.

“SpinCo Common Stock” means the common stock, par value $0.01 per share, of SpinCo.

“SpinCo Contribution” has the meaning set forth in Section 2.1(b) of this Agreement.

“SpinCo Contribution Agreement” has the meaning set forth in the recitals to this Agreement.

“SpinCo Environmental Obligations” has the meaning set forth in Section 5.8(b) of this Agreement.

“SpinCo Exclusive Litigation Matters” means (i) all Litigation Matters listed on Schedule 2 hereto, (ii) all Litigation Matters which are exclusively related to the Transferred Businesses, and (iii) external investigations or internal investigations, in each case which are initiated or arising before, on or after the Effective Date which primarily involve the Transferred Businesses or employees of the Transferred Business at the time the event that gave rise to such investigation took place.

“SpinCo Group” means SpinCo, Mobility, each Subsidiary of Mobility as of the Effective Date, each Person that will become a Subsidiary of Mobility pursuant to the Mobility Contribution, and each Person that will become, from and after the Distribution, an Affiliate of SpinCo and Mobility.

“SpinCo Indemnified Parties” has the meaning set forth in Section 6.2 of this Agreement.

“SpinCo Shared Contract” means any Contract included in the Transferred Assets relating in part to the Motorola Business.

“SpinCo Transfer Agent” means the transfer agent and registrar for the SpinCo Common Stock.

“SpinCo Transition Services Agreement” means the Transition Services Agreement entered into by and among Motorola, Mobility and SpinCo effective as of the Effective Date, pursuant to which one or more members of the Motorola Group will provide certain transition services to one or more members of the SpinCo Group, as such SpinCo Transition Services Agreement may be amended from time to time.

“Steering Committee” has the meaning set forth in Section 7.3(a)(i) of this Agreement.

“Subsidiary” means with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interest entitled to vote on the election of the members to the board of directors or similar governing body; provided, however, that unless the context otherwise requires, references to Subsidiaries of Motorola will not include the entities that will be transferred to Mobility, SpinCo or any other member of the SpinCo Group pursuant to this Agreement, whether the transfer of such entities occurs prior to or after the Effective Date.

“Tax” and “Taxes” have the meanings set forth in the Tax Sharing Agreement.

“Tax Advisor” has the meaning set forth in the Tax Sharing Agreement.

“Tax-Free Status” has the meaning set forth in the Tax Sharing Agreement.

“Tax Sharing Agreement” means that certain Tax Sharing Agreement entered into by and among Motorola, Mobility and SpinCo effective as of the Effective Date, as such Tax Sharing Agreement may be amended from time to time.

“Third-Party Claim” has the meaning set forth in Section 6.3(d)(i) of this Agreement.

“Transferred Assets” means, collectively, (i) the MD Assets, (ii) the Home Assets, (iii) any and all Assets that are expressly listed, scheduled or otherwise clearly described in this Agreement, a Contribution Agreement or any other Ancillary Agreement as Assets to be transferred to SpinCo, Mobility or any other member of the SpinCo Group, (iv) all rights of the SpinCo Group under or pursuant to this Agreement, any Ancillary Agreement or any other instrument entered into in connection herewith or therewith, and (v) any and all assets acquired by the SpinCo Group at any time after the Effective Date.

“Transferred Businesses” has the meaning set forth in the Recitals.

“Transferred Liabilities” means, collectively, (i) the MD Liabilities, (ii) the Home Liabilities, (iii) any and all Liabilities that are expressly listed, scheduled or otherwise clearly described in this Agreement, a Contribution Agreement or any other Ancillary Agreement as Liabilities to be assumed by SpinCo, Mobility or any other member of the SpinCo Group, (iv) all obligations of the SpinCo Group under or pursuant to this Agreement, any Ancillary Agreement or any other instrument entered into in connection herewith or therewith, and (v) any and all Liabilities to the extent arising out of or relating to the operation of any business conducted by any member of the SpinCo Group at any time after the Effective Date.

“TCS” has the meaning set forth in Section 5.4(b) of this Agreement.

“Wrongful Act” has the meaning set forth in Motorola’s applicable insurance policies in effect for the relevant period. By way of example and not limitation, the term is defined in Motorola’s directors and officers policy (Chubb Policy No. 8114-3019) to include “(a) any error, misstatement, misleading statement, act, omission, neglect, or breach of duty committed, attempted, or allegedly committed or attempted by an Insured Person in his or her Insured Capacity, or for purposes of coverage under Insuring Clause 3 [relating to securities claims against the organization], by the Organization, or (b) any other matter claimed against an Insured Person solely by reason of his or her serving in an Insured Capacity.” The parties acknowledge that any determination as to the treatment of a particular matter under any such insurance policy (i.e., whether a particular matter would be covered by such policy or not) will not affect, reduce or otherwise be construed as a limitation of the scope of this definition.

ARTICLE 2

CONTRIBUTION AND ASSUMPTION

Section 2.1 Contribution.

(a) Unless otherwise provided in this Agreement, on the Contribution Effective Date, Motorola will (and will cause its applicable Subsidiaries to), to the extent set forth in the applicable Ancillary Agreement, assign, transfer and convey to Mobility or its applicable Subsidiaries, and Mobility will (and will cause its applicable Subsidiaries to), to the extent set forth in the applicable Ancillary Agreement, receive and accept from Motorola and its applicable Subsidiaries, all of Motorola’s and its applicable Subsidiaries’ right, title and interest in and to the Transferred Assets, and each such party will take such other actions as may be necessary to consummate certain related reorganization transactions as described in the Global Reorganization and Restructuring Plan (collectively, the “Mobility Contribution”). Such assignments, transfers and conveyances will be subject to the terms and conditions of this Agreement and the applicable Ancillary Agreement.

(b) Unless otherwise provided in this Agreement, on the applicable date(s) set forth in the SpinCo Contribution Agreement, Motorola will assign, transfer and convey to SpinCo and SpinCo will receive and accept from Motorola the following: (i) that certain Employment Agreement dated August 4, 2008, between Motorola and Sanjay K. Jha; (ii) shares of capital stock of Mobility; (iii) cash in an amount to be determined by the Motorola board of directors; and (iv) stock or other equity interests of Motorola Mobility Japan Limited (collectively, the “SpinCo Contribution”). Such assignment, transfer and conveyance will be subject to the terms and conditions of this Agreement and the applicable Ancillary Agreement, including the SpinCo Contribution Agreement.

Section 2.2 Assumption of Liabilities. Unless otherwise provided in this Agreement or in the applicable Ancillary Agreement, on the Contribution Effective Date, SpinCo and Mobility will (and will cause their applicable Subsidiaries to), to the extent set forth in the applicable Ancillary Agreement, assume, and on a timely basis pay, perform, satisfy and discharge the Transferred Liabilities in accordance with their respective terms. From and after the Contribution Effective Date, SpinCo and Mobility will be responsible for such then assumed Transferred Liabilities, regardless of (a) when or where such Liabilities arose or arise, (b) whether the facts on which they are based occurred on, prior to or subsequent to the Effective Date, (c) where or against whom such Liabilities are asserted or determined, (d) whether asserted or determined on, prior to or subsequent to the Effective Date, or (e) whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation (each, a “Bad Act”) by any member of the Motorola Group, the SpinCo Group or any of its respective past or present Representatives; provided, however, that the foregoing clause 2.2(e) will not limit SpinCo’s and Mobility’s right to make a claim against a Motorola Group member for Damages suffered by it to the extent that such Damages are a direct result of a Bad Act committed by a Motorola Group member subsequent to the Distribution Date. Such assumptions of the Transferred Liabilities will be subject to the terms and conditions of this Agreement and any applicable Ancillary Agreement.

Section 2.3 Effective Date; Deliveries. In furtherance of the assignment, transfer and conveyance of the Transferred Assets and the assumption of the Transferred Liabilities as set forth in this Agreement and the Ancillary Agreements, unless otherwise provided in this Agreement or in the applicable Ancillary Agreement, on the Contribution Effective Date, the parties will execute and deliver, and they will cause their respective Subsidiaries and Representatives, as applicable, to execute and deliver the following: (a) each of the Contribution Agreements and other Ancillary Agreements; (b) such bills of sale, stock powers, certificates of title, assignments of Contracts, subleases and other instruments of transfer, conveyance and assignment as, and to the extent, necessary or convenient to evidence the transfer, conveyance and assignment (i) to Mobility and SpinCo (or, as applicable, their Subsidiaries) of all of Motorola’s (or, as applicable, its Subsidiaries’) right, title and interest in and to the Transferred Assets, and thereafter, (ii) to SpinCo of all of the shares of capital stock of Mobility; and (c) such assumptions of Contracts and other instruments of assumption as, and to the extent, necessary or convenient to evidence the valid and effective assumption of the Transferred Liabilities by Mobility and SpinCo (or, as applicable, their Subsidiaries).

Section 2.4 No Representations or Warranties. MOBILITY AND SPINCO (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE SPINCO GROUP) ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH IN ANY ANCILLARY AGREEMENT, (A) NO MEMBER OF THE MOTOROLA GROUP IS MAKING ANY REPRESENTATIONS OR WARRANTIES IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY TRANSFERRED ASSET TRANSFERRED PURSUANT TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR THEREBY, (B) ALL SUCH TRANSFERRED ASSETS WILL BE TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE), AND (C) SPINCO AND ITS AFFILIATES (INCLUDING MOBILITY) WILL BEAR THE ECONOMIC AND LEGAL RISKS THAT ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THEM GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, PLEDGE, LIEN, CHARGE, CLAIM OR OTHER ENCUMBRANCE OF ANY NATURE WHATSOEVER.

Section 2.5 Transfers Not Effected On the Effective Date.

(a) If at any time or from time to time after the relevant Contribution Effective Date, any party hereto (or any member of such party’s respective Group), will receive or otherwise possess any Asset (including any Intellectual Property), or will receive or otherwise assume any Liability, that is allocated to any other Person pursuant to this Agreement or any Ancillary Agreement, such party will promptly transfer, or cause to be transferred, such Asset or Liability, as the case may be, to the Person entitled to such Asset or responsible for such Liability, as the case may be. Prior to any such transfer, the Person receiving, possessing or responsible for such Asset or Liability will be deemed to be holding such Asset or Liability, as the case may be, in trust for any such other Person.

(b) The parties acknowledge and agree that some of the transfers contemplated by this Article 2 may not be effected on the applicable Contribution Effective Date due to the inability of the parties to obtain necessary consents or approvals or the inability of the parties to take certain other actions necessary to effect such transfers on the relevant Contribution Effective Date. To the extent any transfers contemplated by this Article 2 have not been fully effected on the relevant Contribution Effective Date, each of Motorola, Mobility and SpinCo will cooperate and use commercially reasonable efforts (and will cause the applicable members of their respective Groups, as the case may be, to use such efforts) to obtain any necessary consents or approvals or take any other actions necessary to effect such transfers as promptly as practicable following the relevant Contribution Effective Date; provided, however, that, except to the extent expressly provided in any of the other Ancillary Agreements, none of the parties will be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such consents or approvals.

(c) Nothing in this Agreement will be deemed to require the transfer or assignment of any Transferred Asset (including any Contract) by Motorola or any of its Subsidiaries (an “Intended Transferor”) to Mobility, SpinCo or any of its other Subsidiaries (an “Intended Transferee”) to the extent that such transfer or assignment would constitute a material breach of such Contract or cause forfeiture or loss of such Asset; provided, however, that, even if such Transferred Asset cannot be so transferred or assigned, such Transferred Asset will be deemed a Transferred Asset solely for purposes of determining whether any Liability is a Transferred Liability.

(d) If an attempted assignment would be ineffective or would impair an Intended Transferee’s rights under any such Transferred Asset so that the Intended Transferee would not receive all such rights, then the parties will use commercially reasonable efforts to provide to, or cause to be provided to, the Intended Transferee, to the maximum extent permitted by law, the rights of any such Transferred Asset and take such other actions as may reasonably be requested by the other party in order to place the Intended Transferee, insofar as reasonably possible, in the same position as if such Transferred Asset had been transferred as contemplated hereby; provided, however, that none of the parties will be required to pay any consideration therefor that are not reimbursed by the Intended Transferee. In connection therewith, (i) the Intended Transferor will promptly pass along to the Intended Transferee when received all benefits derived by the Intended Transferor with respect to any such Transferred Asset, and (ii) the Intended Transferee will pay, perform and discharge on behalf of the Intended Transferor all of the Intended Transferor’s obligations with respect to any such Transferred Asset in a timely manner and in accordance with the terms thereof which it may do without breach. If and when such consents or approvals are obtained or such other required actions have been taken, the transfer of the applicable Transferred Asset will be effected in accordance with the terms of this Agreement and any applicable Ancillary Agreement.

(e) The parties’ rights and obligations pursuant to Section 2.5(b) through (d) will terminate 36 months after the Distribution Date.

Section 2.6 Shared Contracts. Except as otherwise set forth in the Employee Matters Agreement, to the extent applicable, Motorola and SpinCo agree as follows:

(a) Motorola will, and will cause other members of the Motorola Group to, to the extent specifically permitted by the applicable Motorola Shared Contract and applicable law, assign such Motorola Shared

Contract in part to SpinCo and the applicable members of the SpinCo Group so that each party or the members of their respective Group will be entitled to the benefits and rights relating to its or their business and will assume its or their related portion of any Liabilities under the Motorola Shared Contracts.

(b) If any Motorola Shared Contract cannot be so partially assigned by its terms, Motorola and SpinCo will, and will cause the other members of its Group to, cooperate and use commercially reasonable efforts to enter into an arrangement with the counterparty to each Motorola Shared Contract to amend such Contract so as to delete all obligations therefrom to the extent that such obligations relate to the Transferred Businesses, and enter into a new Contract with the applicable counterparty which solely relates to the Transferred Businesses, on substantially equivalent terms and conditions as are then-in-effect under such Motorola Shared Contract; provided, however, that neither Motorola nor SpinCo will be required to pay any consideration to any third Person in connection with implementing the arrangements contemplated by this Section 2.6. If and when such consents or approvals are obtained or such other required actions have been taken, the partial assignment of such Motorola Shared Contract will be effected in accordance with the terms of this Agreement.

(c) With respect to each Motorola Shared Contract for which the arrangements described in Section 2.6(b) could not be entered into prior to the Distribution Date, Motorola and SpinCo will, and will cause the other members of its respective Group to, cooperate in any lawful and reasonable arrangement, to the extent so permitted under the terms of such Motorola Shared Contract and applicable law, to provide the SpinCo Group the benefits and obligations of any such Motorola Shared Contract with respect to the Transferred Businesses, including subcontracting, licensing, sublicensing, leasing or subleasing to the SpinCo Group any or all of the Motorola Group’s rights and obligations with respect to such Motorola Shared Contract with respect to the Transferred Businesses. In any such arrangement, the SpinCo Group will (i) bear the sole responsibility for completion of the work or provision of goods and services, (ii) bear all Taxes with respect thereto or arising therefrom, (iii) be solely entitled to all benefits thereof, economic or otherwise, (iv) be solely responsible for any warranty or breach thereof, any repurchase, indemnity and service obligations thereof and any damages related to termination of such Motorola Shared Contracts, and (v) promptly reimburse the reasonable costs and expenses of Motorola and the other members of the Motorola Group related to such SpinCo activities.

(d) The foregoing terms will apply mutatis mutandis to any SpinCo Shared Contract.

(e) The rights and obligations of Motorola and SpinCo pursuant to this Section 2.6 will terminate 36 months after the Distribution Date.

Section 2.7 Inter-Group Indebtedness. On or prior to the Effective Date, to the extent applicable, each party will repay, and each party will cause each of its Subsidiaries to repay, as applicable, its respective Inter-Group Indebtedness in accordance with the terms of such Inter-Group Indebtedness.

Section 2.8 Global Reorganization and Restructuring Plan. In connection with the Contribution, each of Motorola, Mobility and SpinCo will take, and each party will cause each member of its respective Group to take, such action as reasonably necessary to consummate the transactions contemplated by the Global Reorganization and Restructuring Plan (whether prior to, on or after the Effective Date). The parties acknowledge that (a) this Agreement and the Global Reorganization and Restructuring Plan contemplate that the Transferred Assets will include, among other Assets, the equity ownership of certain existing Subsidiaries of Motorola that will become members of the SpinCo Group after giving effect to the Contribution, (b) pursuant to such Global Reorganization and Restructuring Plan, it is currently contemplated that one or more Contributed Entities (each, a “Reverse Transferor”) will transfer the local Motorola Business to one or more other Motorola Subsidiaries (each, a “Reverse Transferee”) prior to the contribution of such Reverse Transferor as contemplated by Section 2.1(a) hereof (each such preliminary transaction, a “Reverse Transfer”), and (c) in connection with any such Reverse Transfer, (i) Motorola agrees to cause such Reverse Transferee to assume, and on a timely basis pay, perform, satisfy and discharge such Motorola Liabilities in accordance with the general provisions of Section 2.2 hereof (assuming, for purposes of applying Section 2.2 to this clause (c), that references to (x) Mobility or SpinCo will be understood to refer to Motorola, (y) Transferred Liabilities will be understood to refer to Motorola Liabilities, and (z) Motorola will be understood to refer to Mobility), (ii) Motorola further agrees to cause such Reverse Transferee to comply with all other applicable obligations under this Agreement, and (iii) SpinCo and Mobility agree to cause such Reverse Transferor to comply with all other applicable obligations under this Agreement.

ARTICLE 3

THE DISTRIBUTION

Section 3.1 The Distribution. Motorola intends to consummate the Distribution in the first quarter of 2011. Motorola will, in its sole and absolute discretion, determine the date of the consummation of the Distribution and all terms of the Distribution, including without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution. In addition, Motorola may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Distribution. SpinCo will cooperate with Motorola in all respects to accomplish the Distribution and will, at Motorola’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including, without limitation, to the extent necessary, the registration under the Securities Act and the Exchange Act of the SpinCo Common Stock on an appropriate registration form or forms to be designated by Motorola. Motorola will select any distribution agent(s) and investment banker(s) in connection with the Distribution, as well as any financial printer and financial, legal, accounting and other advisors for the Distribution; provided, however, that nothing in this Agreement will prohibit SpinCo from engaging (at its own expense) its own financial, legal, accounting and other advisors in connection with the Distribution.

Section 3.2 Actions Prior to the Distribution. In connection with the Distribution, Motorola (subject to its rights of termination set forth in this Agreement) and SpinCo will take the actions set forth in this Section 3.2:

(a) Motorola and SpinCo will prepare and Motorola will mail at its expense, prior to any Distribution Date, to the holders of Motorola Common Stock, such information concerning SpinCo and the Distribution and such other matters as Motorola reasonably determines and as may be required by applicable law. Motorola and SpinCo will prepare, and SpinCo will, to the extent required by applicable law, file with the SEC any such documentation that Motorola determines is necessary or desirable to effect the Distribution, and Motorola and SpinCo will each use its commercially reasonable efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Without limiting the foregoing, Motorola and SpinCo will cooperate to respond to any oral or written comments issued by the SEC in connection with the foregoing on a timely basis.

(b) Each of SpinCo and Motorola will use its commercially reasonable efforts to take all such action as may be necessary or desirable under applicable state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the Distribution.

(c) SpinCo will prepare, file and use commercially reasonable efforts to seek to make effective, an application for listing of the SpinCo Common Stock to be distributed in the Distribution on the New York Stock Exchange, subject to official notice of issuance.

(d) Motorola and SpinCo will consummate the transactions contemplated by the Global Reorganization and Restructuring Plan.

(e) Motorola and SpinCo will each take all necessary action that may be required to provide for the adoption by SpinCo of the Amended and Restated Certificate of Incorporation of SpinCo (the “SpinCo Certificate of Incorporation”) and the Amended and Restated Bylaws of SpinCo (the “SpinCo Bylaws”), each in such form as may be reasonably determined by SpinCo and Motorola and SpinCo will file the SpinCo Certificate of Incorporation with the Secretary of State of the State of Delaware.

(f) Motorola will enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.

(g) At or prior to the Distribution Date, Motorola and SpinCo will take all actions as may be necessary to approve the stock-based employee benefit plans of SpinCo in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the New York Stock Exchange.

(h) Each of SpinCo and Motorola will take all reasonable steps necessary or desirable to cause the conditions set forth in Section 3.3 to be satisfied and to effect the Distribution.

Section 3.3 Conditions to Distribution. The consummation of the Distribution will be subject to the satisfaction, or waiver by Motorola in its sole and absolute discretion, of the conditions set forth in this Section 3.3. Any determination by Motorola regarding the satisfaction or waiver of any of such conditions will be conclusive. For the avoidance of doubt, in the event that Motorola determines not to consummate the Distribution because one or more of such conditions is not satisfied or for any other reason, such determination by Motorola will not impact the effectiveness of the Contribution.

(a) The transactions contemplated by the Global Reorganization and Restructuring Plan will have been completed.

(b) Motorola will have received, in form and substance satisfactory to it, either, at its option and in its sole and absolute discretion, a ruling by the IRS or an opinion from its Tax Advisor regarding the Tax-Free Status and such other matters, as it will determine to be necessary or advisable in its sole and absolute discretion.

(c) Any governmental approvals and material consents necessary to consummate the Distribution will have been received, which approvals and consents will be in full force and effect.

(d) No order, injunction, decree or regulation issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution will be in effect and no other event outside the control of Motorola will have occurred or failed to occur that prevents the consummation of the Distribution.

(e) The actions and filings necessary or appropriate under applicable securities laws or blue sky laws in connection with the Distribution will have been taken or made, and, where applicable, have become effective or been accepted.

(f) A Registration Statement on Form 10 registering the SpinCo Common Stock (the “Form 10”) will be effective under the Exchange Act, with no stop order in effect with respect thereto, and the Information Statement included therein (the “Information Statement”) will have been mailed to Motorola’s stockholders.

(g) The SpinCo Common Stock to be distributed in the Distribution will have been accepted for listing on the New York Stock Exchange, subject to official notice of issuance.

(h) Motorola will have received, in form and substance satisfactory to it, (i) an opinion from Delaware counsel, selected by Motorola in its sole and absolute discretion, (A) regarding the appropriateness of the determination by the Motorola board of directors that Motorola has sufficient surplus under Delaware law to permit the Distribution and (B) to the effect that the Distribution does not constitute a sale of all or substantially all of Motorola’s assets for the purposes of Section 271 of the General Corporation Law of the State of Delaware, (ii) an opinion from its financial advisor with respect to the ability of Motorola and SpinCo, given their respective capital structures following the Distribution, to finance their respective operating and capital requirements through a specified date based on conditions in the capital markets as of the date of such opinion, and (iii) appropriate certificates from Motorola, SpinCo and/or their senior management, as applicable, with respect to factual matters required by the advisors to render the opinions referenced in (i) and (ii).

(i) Each of the Ancillary Agreements will have been duly executed and delivered by the parties thereto.

(j) No event or development will have occurred or exist that, in the judgment of the Motorola board of directors, in its sole discretion, makes it inadvisable to effect the Global Reorganization and Restructuring Plan, the Distribution or the other transactions contemplated hereby.

Each of the foregoing conditions is for the sole benefit of Motorola and will not give rise to or create any duty on the part of Motorola or its board of directors to waive or not to waive any such condition or to effect the Global Reorganization and Restructuring Plan and the Distribution, or in any way limit Motorola’s rights of termination set forth in this Agreement.

Section 3.4 Certain Stockholder Matters.

(a) Subject to Section 3.3 and Section 3.4(c) hereof, on or prior to the Distribution Date, Motorola will deliver to a distribution agent to be appointed by Motorola (the “Distribution Agent”) for the benefit of holders of record of Motorola Common Stock on the Record Date, a single stock certificate, endorsed by Motorola in blank, representing all of the outstanding shares of SpinCo Common Stock then owned by Motorola, and Motorola will instruct the Distribution Agent to deliver to the SpinCo Transfer Agent true, correct and complete copies of the stock and transfer records reflecting the holders of Motorola Common Stock entitled to receive shares of SpinCo Common Stock in connection with the Distribution. Motorola will cause its transfer agent to instruct the Distribution Agent to distribute electronically on the Distribution Date or as soon as reasonably practicable thereafter the appropriate number of shares of SpinCo Common Stock to each such holder or designated transferee(s) of such holder by way of direct registration in book-entry form. SpinCo will not issue paper stock certificates. Motorola will cooperate, and will instruct the Distribution Agent to cooperate, with SpinCo and the SpinCo Transfer Agent, and SpinCo will cooperate, and will instruct the SpinCo Transfer Agent to cooperate, with Motorola and the Distribution Agent, in connection with all aspects of the Distribution and all other matters relating to the issuance of the shares of SpinCo Common Stock to be distributed to the holders of Motorola Common Stock in connection with the Distribution. Upon the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, the SpinCo Common Stock then issued and outstanding will, without any action on the part of the holder thereof, be subdivided and converted into that number of fully paid and non-assessable shares of SpinCo Common Stock issued and outstanding equal to the number necessary to effect the Distribution.

(b) Subject to Section 3.3, each holder of Motorola Common Stock on the Record Date (or such holder’s designated transferee(s)) will be entitled to receive in the Distribution a number of whole shares of SpinCo Common Stock equal to the number of shares of Motorola Common Stock held by such holder on the Record Date, multiplied by a fraction, (i) the numerator of which is the number of shares of SpinCo Common Stock beneficially owned by Motorola on the Record Date, and (ii) the denominator of which is the number of shares of Motorola Common Stock outstanding on the Record Date. No fractional shares will be distributed in connection with the Distribution.

(c) No fractional shares will be distributed or credited to book-entry accounts in connection with the Distribution. The SpinCo Transfer Agent will, as soon as practicable after the Distribution Date, (i) determine the number of whole shares and fractional shares of SpinCo Common Stock allocable to each holder of record or beneficial owner of Motorola Common Stock as of the close of business on the Record Date, (ii) aggregate all fractional shares into whole shares and sell such whole shares in the open market at prevailing market prices on behalf of holders of Motorola Common Stock who would otherwise be entitled to receive fractional shares in the Distribution and (iii) distribute the aggregate cash proceeds from the sale, net of brokerage fees and other costs, pro rata (reduced by any required Tax withholding) to each such holder of Motorola Common Stock who would otherwise be entitled to receive a fractional share in the Distribution. Neither Motorola, SpinCo nor the SpinCo Transfer Agent will be required to guarantee any minimum sale price for the fractional shares of SpinCo Common Stock. Neither Motorola nor SpinCo will be required to pay any interest on the proceeds from the sale of fractional shares.

(d) Until such SpinCo Common Stock is duly transferred in accordance with applicable law, SpinCo will regard the Persons entitled to receive such SpinCo Common Stock as record holders of SpinCo

Common Stock in accordance with the terms of the Distribution without requiring any action on the part of such Persons. SpinCo agrees that, subject to any transfers of such stock, (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of SpinCo Common Stock then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the shares of SpinCo Common Stock then held by such holder.

ARTICLE 4

ACCESS TO INFORMATION

Section 4.1 Restrictions on Disclosure of Information.

(a) Generally. Subject to Section 4.2, without limiting any rights or obligations under any other existing or future agreement among the parties and/or any other members of their respective Group relating to confidentiality, including any Ancillary Agreement, for five years after the Effective Date each party will, and will cause its respective Group members and their Representatives to, hold in strict confidence, with at least the same degree of care that applies to Motorola’s confidential and proprietary Information pursuant to policies in effect as of the Effective Date, all confidential and proprietary Information concerning the other Group that is either in its possession as of the Effective Date, obtained by it prior to the Distribution Date or furnished by the other Group or its respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby. Notwithstanding the foregoing, each party, its respective Group members and its Representatives may disclose such Information to the extent that such party can demonstrate that such Information is or was (i) in the public domain other than by the breach of this Agreement or by breach of any other agreement between or among the parties and/or any of their respective Group members relating to confidentiality, (ii) lawfully acquired from a third Person on a non-confidential basis or independently developed by, or on behalf of, such party by Persons who do not have access to, or descriptions of, any such Information, provided that for purposes of this clause (ii) if “such party” refers to Motorola it will be deemed a reference to the Enterprise Mobility Solutions and/or Networks businesses and if “such party” refers to SpinCo or Mobility it will be deemed a reference to the MD Business and/or the Home Business, or (iii) permitted to be disclosed without consent, notice or any other obligation pursuant to an Ancillary Agreement. Each party will maintain, and will cause its respective Group members and Representatives to maintain, policies and procedures, and develop such further policies and procedures as will from time to time become necessary or appropriate, to ensure compliance with this Section 4.1.

(b) Disclosure of Third Person Information. SpinCo acknowledges that it and other members of the SpinCo Group may have in its or their possession confidential or proprietary Information of third Persons that was received under confidentiality or non-disclosure agreement with such third Person while they were Affiliates of Motorola. SpinCo will, and will cause its respective Group members and their Representatives to, hold in strict confidence the confidential and proprietary Information of third Persons to which any member of the SpinCo Group has access, in accordance with the terms of any agreements entered into prior to the Effective Date between members of the Motorola Group (whether acting through, on behalf of, or in connection with, the Transferred Businesses) and such third Persons. Motorola will, and will continue to cause its respective Motorola Group members and their Representatives to, comply with the terms of any confidentiality or non-disclosure agreement with third Persons, notwithstanding that such agreements may have been assigned to SpinCo or other members of the SpinCo Group. SpinCo and Mobility further acknowledge that Motorola is or may be subject in a variety of Actions to court orders or to agreements covering confidentiality or non-disclosure of certain matters, and SpinCo and Mobility will, and will cause their respective SpinCo Group members to, continue to be bound by such orders and agreements where otherwise applicable.

(c) Press Releases. Each of Motorola and SpinCo will consult with the other prior to issuing, and will provide the other Party the opportunity to review and comment upon, any press releases or other public statements in connection with the Distribution or any of the other transactions contemplated by this Agreement and prior to making any filings with any Governmental Authority or national securities exchange with respect thereto (including the Parties’ respective Quarterly Reports on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs, or if such quarter is the fourth fiscal quarter, the Parties’ respective Annual Reports on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs (each such Quarterly Report on Form 10-Q or Annual Report on Form 10-K, a “First Post-Distribution Report”)). Each Party’s obligations pursuant to this Section 4.1(c) will terminate on the date on which such Party’s First Post-Distribution Report is filed with the SEC.

Section 4.2 Legally Required Disclosure of Information. If any party or any of its respective Group members or Representatives becomes legally required to disclose any Information (the “Disclosing Party”) that it is otherwise obligated to hold in strict confidence pursuant to Section 4.1, such party will promptly notify the Person that owns the Information (the “Owning Party”), and will use all commercially reasonable efforts to cooperate with the Owning Party so that the Owning Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 4.2. All expenses reasonably incurred by the Disclosing Party in seeking a protective order or other remedy upon the written request of the Owning Party will be borne by the Owning Party. If such protective order or other remedy is not obtained, or if the Owning Party waives compliance with this Section 4.2, the Disclosing Party will (a) disclose only that portion of the Information which its legal counsel advises it is compelled to disclose or otherwise stand liable for contempt or suffer other similar significant corporate censure or penalty, (b) use all commercially reasonable efforts to obtain reliable assurance requested by the Owning Party that confidential treatment will be accorded such Information, and (c) promptly provide the Owning Party with a copy of the Information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such Information was disclosed.

Section 4.3 Access to Information. During the Retention Period, each party will cooperate with and afford, and will cause its respective Group members and Representatives to cooperate with and afford, to the other parties reasonable access upon reasonable advance written request to all Information (other than Information which is (a) protected from disclosure by attorney-client privilege or work product doctrine that is exclusive to that party, (b) proprietary in nature to such party, (c) the subject of a confidentiality agreement between such party and a third Person which prohibits disclosure to the other party, or (d) prohibited from disclosure under applicable law (collectively, the “Restricted Information”)) owned by such party or one of its Group members or within such party’s or any of its respective Group member’s or Representative’s possession which is created prior to the Distribution Date and which relates to the requesting party’s (the “Requestor”) business, assets or liabilities, and such access is reasonably required by the Requestor (i) to comply with requirements imposed on the Requestor by any governmental authority, (ii) for use in any third party claim or other proceeding (except for a Litigation Matter between the parties or any of their respective Group members), (iii) to satisfy audit, accounting or similar requirements, (iv) to obtain insurance, or (v) to comply with the Requestor’s obligations under this Agreement or any Ancillary Agreement. As used in this Agreement, “access” will mean the obligation of a party in possession of Information (the “Possessor”) requested by the Requestor to exert its commercially reasonable efforts to locate all requested Information that is owned and/or possessed by Possessor or any respective Group members or Representatives. The Possessor will conduct a diligent search designed to identify all requested Information and will collect all such Information (other than Restricted Information) for inspection by the Requestor during normal business hours at the Possessor’s place of business, and all reasonable, documented out-of-pocket expenses incurred by the Possessor in complying with its obligations hereunder will be reimbursed by the Requestor promptly upon request by the Possessor. Subject to such confidentiality and/or security obligations as the Possessor may reasonably deem necessary, the Requestor may have all requested Information (other than Restricted Information) duplicated at Requestor’s expense. Alternatively, the Possessor may choose to deliver, at the Requestor’s expense, all requested Information (other than Restricted Information) to the Requestor in the form requested by the Requestor. The Possessor will notify the Requestor in writing at the time of delivery if such Information is to be returned to the Possessor. In such case, the Requestor will return such Information when no longer needed to the Possessor at the Requestor’s expense. In connection with providing Information pursuant to this Section 4.3, each party hereto will, upon the request of any other party and upon reasonable advance notice, make available during normal business hours its respective employees (and those employees of its respective Group members and Representatives, as applicable) to the extent that they are reasonably necessary to discuss and explain all requested Information with and to the Requestor.

Section 4.4 Record Retention. SpinCo will, and SpinCo will cause each of the other SpinCo Group members to, adopt and comply with a record retention policy with respect to Information owned by or in the possession of the SpinCo Group and which is created prior to the Distribution Date that is substantially the same as Motorola’s record retention policy in effect as of the Effective Date. Motorola agrees, and will cause each of the Motorola Group members to, maintain its record retention policy substantially as currently in effect as of the Effective Date with respect to Information owned by or in the possession of the Motorola Group prior to the Distribution Date. Each party will, at its sole cost and expense, preserve and retain all Information in its respective possession or control that any other party has the right to access pursuant to Section 4.3 and that it is required to preserve and retain in accordance with such record retention policy or for any longer period as may be required by (a) any government agency, (b) any Litigation Matter, including in accordance with legal holds, (c) applicable law, or (d) any Ancillary Agreement (as applicable, the “Retention Period”). Each party will use commercially reasonable efforts, and will cause each of its respective Group members to use commercially reasonable efforts, to cooperate with the other to enforce legal holds required to be enforced by any other party hereunder. If any party wishes to dispose of any Information which it is obligated to retain under this Section 4.4 prior to the expiration of the Retention Period, then that party will first provide 45 days’ written notice to the other parties, and the other parties will have the right, at its option but at the expense of the party that desires to dispose of such Information, upon prior written notice within such 45-day period, to take possession of such Information within 90 days after the date of the notice provided pursuant to this Section 4.4. Written notice of intent to dispose of such Information will include a description of the Information in detail sufficient to allow the other parties to reasonably assess its potential need to retain such materials.

Section 4.5 Production of Witnesses. For no fewer than seven years after the Effective Date, each party will, and will cause each of its respective Group members to, use commercially reasonable efforts to make available to each other, upon written request, its past and present Representatives as witnesses to the extent that any such Representatives may reasonably be required (giving consideration to the business demands upon such Representatives) in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved. In the event of any proceeding between the parties, this Section 4.5 is not intended to supersede or replace the applicable rules of procedure that would otherwise be applicable to such proceedings.

Section 4.6 Reimbursement. Unless otherwise provided in this Article 4, each party providing access to Information or witnesses to the other parties pursuant to Sections 4.3, 4.4 or 4.5 will be entitled to receive from the receiving party, upon the presentation of invoices therefor, payment for all reasonable, out-of-pocket costs and expenses (excluding allocated compensation, salary and overhead expenses) as may be reasonably incurred in providing such Information or witnesses.

Section 4.7 Other Agreements Regarding Access to Information. The rights and obligations of the parties under this Article 4 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement or any Ancillary Agreement.

Section 4.8 Acquisition by another Person.

(a) For a period of three years after the Distribution Date, SpinCo covenants and agrees (i) that it will not sell all or any material portion of the Transferred Businesses to any third Person unless such third Person expressly agrees in writing to be bound by all of SpinCo’s obligations under this Agreement to the extent then applicable; and (ii) in the event SpinCo enters into an agreement with a third Person to sell all or any portion of the Transferred Businesses, SpinCo will not disclose any Information of Motorola or relating to the Motorola Business to such third Person without Motorola’s express written consent which may be withheld in Motorola’s sole discretion. In addition, Motorola will have the right, in its sole discretion, to require SpinCo to destroy or return to Motorola all or any portion of such Information prior to such disposition.

(b) For a period of three years after the Distribution Date, Motorola covenants and agrees: (i) it will not sell all or any material portion of the Motorola Business to any third Person unless such third Person expressly agrees in writing to be bound by all of Motorola’s obligations under this Agreement to the extent then applicable; and (ii) in the event Motorola enters into an agreement with a third Person to sell all or any portion of the Motorola Business, Motorola will not disclose any Information of SpinCo or relating to the Transferred Businesses to such third Person without SpinCo’s express written consent which may be withheld in SpinCo’s sole discretion. In addition, SpinCo will have the right, in its sole discretion, to require Motorola to destroy or return to SpinCo all or any portion of such Information prior to such disposition.

Section 4.9 Financial Statements and Accounting. Each of Motorola and SpinCo agrees to provide the assistance or access set forth in subsections (a), (b) and (c) of this Section 4.9 as follows: (i) during the 365 days following the Distribution Date in connection with the preparation and audit of each of the party’s Annual Financial Statements, the printing, filing and public dissemination of such Annual Financial Statements, the audit of each party’s internal control over financial reporting and management’s assessment thereof and management’s assessment of each party’s disclosure controls and procedures, if required, in each case made as of December 31, 2010; (ii) following such initial 365-day period, with the consent of the applicable party (not to be unreasonably withheld or delayed) for reasonable business purposes; (iii) in the event that any party changes its auditors within two years of the Distribution Date, then such party may request reasonable access on the terms set forth in this Section 4.9 for a period of up to 180 days from such change; and (iv) from time to time following the Distribution Date, to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a governmental authority, such as in connection with responding to a comment letter from the SEC.

(a) Annual Financial Statements. Each such party will provide or provide access to the other party on a timely basis all information reasonably required to meet its schedule for the preparation, printing, filing and public dissemination of its Annual Financial Statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each such party will provide all required financial and other information with respect to itself and members of its Group to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to each other party’s auditors with respect to information to be included or contained in such other party’s Annual Financial Statements and to permit such other party’s auditors and management to complete the Internal Control Audit and Management Assessments, if required.

(b) Access to Personnel and Records. Each such party will authorize its respective auditors to make reasonably available to the other party’s auditors (such other party’s auditors, collectively, the “Other Party’s Auditors”) both the personnel who performed or are performing the annual audits of such audited party (each such party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Party’s Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other party’s Annual Financial Statements, all within sufficient time to enable such other party to meet its timetable for the printing, filing and public dissemination of its Annual Financial Statements. Each such party will make reasonably available to the Other Party’s Auditors and management its personnel and records in a reasonable time prior to the Other Party’ Auditors’ opinion date and other party’s management’s assessment date so that the Other Party’s Auditors and other party’s management are able to perform the procedures they reasonably consider necessary to conduct the Internal Control Audit and Management Assessments.

(c) Annual Reports. Each such party will deliver to the other parties a substantially final draft, as soon as the same is prepared, of the first report to be filed with the SEC (or otherwise) that includes its respective Annual Financial Statements (in the form expected to be covered by the audit report of such party’s independent auditors) (such reports, collectively, the “Annual Reports”); provided, however, that each such party may continue to revise its respective Annual Report prior to the filing thereof, which changes will be delivered to the other parties as soon as reasonably practicable; provided, further, that each party’s personnel will actively consult with the other party’s personnel regarding any material changes which they may consider making to its respective Annual Report and related disclosures prior to the anticipated filing with the SEC, with particular focus on any changes which could reasonably be expected to have an effect upon the other party’s Annual Financial Statements or related disclosures.

Nothing in this Section 4.9 will require any party to violate any agreement with any third Person regarding the confidentiality of confidential and proprietary Information relating to that third Person or its business; provided, however, that in the event that a party is required under this Section 4.9 to disclose any such Information, such party will use commercially reasonable efforts to seek to obtain such third Person’s written consent to the disclosure of such Information.

Section 4.10 Conflicts in Litigation. Each party acknowledges and recognizes that Motorola has used certain outside counsel for advice and counseling and that each party may continue to use such counsel after the Effective Date. Each party expressly waives any claim of conflict as a result of Motorola’s prior use of such outside counsel and agrees that it will not assert after the Effective Date that any such counsel has a conflict that would preclude it from providing advice and counseling to any other party; provided, however, that in the event of a threatened or actual conflict between Motorola and SpinCo after the date of the Distribution, such waiver will not apply and the laws governing such conflicts of interest will apply. Notwithstanding the foregoing, each party acknowledges that the other has a relationship with the firm and lawyers listed on Schedule 4 hereto with respect to insurance matters and hereby waives any and all conflicts that may arise with respect to the other party’s ongoing use of such firm or lawyers.

Section 4.11 Privilege.

(a) Each party recognizes that the members of its respective Group possess and will possess information and advice that has been previously developed but is legally protected from disclosure under legal privileges, such as the attorney-client privilege or work product exemption and other concepts of legal privilege (“Privilege”). Each party recognizes that, except as specified in this Section 4.11, it will be entitled to the Privilege with respect to such privileged information and that each will be entitled to maintain and use for its own benefit all such information and advice, but all parties will ensure that such information is maintained so as to protect the Privilege to the fullest extent. The parties agree that their respective rights and obligations to maintain, preserve, assert or waive any or all Privilege belonging to any party with respect to the Motorola Business and the Transferred Businesses will be governed by the provisions of this Section 4.11. With respect to matters relating to the Motorola Business, Motorola will have sole authority in perpetuity to determine whether to assert or waive any or all Privilege, and neither Mobility nor SpinCo will take any action (nor permit any of its Subsidiaries to take action) that could reveal Privileged Information without the prior written consent of Motorola. With respect to matters solely relating to the Transferred Businesses, Mobility and/or SpinCo will have sole authority in perpetuity to determine whether to assert or waive any or all Privilege, and Motorola will take no action (or permit any of its Subsidiaries to take action) that could reveal Privileged Information without the prior written consent of either Mobility or SpinCo. The rights and obligations created by this Section 4.11 will apply to all Information as to which the parties or their respective Subsidiaries would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the Distribution (“Privileged Information”), except that upon request of a government enforcement agency investigating Motorola, Mobility, SpinCo, or any of their Subsidiaries, then Motorola will have the sole right to waive privilege regarding pre-Distribution Privileged Information, and the consent of Mobility, SpinCo or their Subsidiaries will not be required, but Motorola will give advance written notice to Mobility, SpinCo or their Subsidiaries. For the purposes hereof, “Privileged Information” of Motorola will include the following: (i) any and all Privileged Information existing prior to the Distribution regarding the Motorola Business but which after the Distribution is in the possession of Mobility, SpinCo or any of their Subsidiaries; and (ii) all communications subject to a Privilege occurring prior to the Distribution, including but not limited to communications between counsel for Motorola or any of its Subsidiaries (including in-house counsel and former in-house counsel who are employees of either Mobility or SpinCo) and any person who, at the time of the communication, was an employee of Motorola or any of its Subsidiaries, or otherwise able to have a privileged communication or create a privileged document, regardless of whether such employee is or becomes an employee of Mobility, SpinCo or any of their Subsidiaries. For the purposes hereof, “Privileged Information” of Mobility and SpinCo will include the following: (i) any and all Privileged Information existing prior to the Distribution regarding the Transferred Businesses but which after the Distribution is in the possession of Motorola or any of its Subsidiaries; and (ii) all communications subject to a Privilege occurring prior to the Distribution, including but not limited to communications between counsel for Mobility, SpinCo or any of their Subsidiaries (including in-house counsel and former in-house counsel who are employees of either Mobility or SpinCo) and any person who, at the time of the communication, was an employee of Mobility, SpinCo or any of their Subsidiaries, or otherwise able to have a privileged communication or create a privileged document, regardless of whether such employee is or becomes an employee of Mobility, SpinCo or any of their Subsidiaries.

(b) Upon receipt by any party of any subpoena, discovery or other request from any third Person that actually or arguably calls for the production or disclosure of Privileged Information of any other party or if any party obtains knowledge that any current or former employee of such party has received any subpoena, discovery or other request from any third Person that actually or arguably calls for the production or disclosure of Privileged Information of the other parties, the receiving party will promptly notify the other parties of the existence of the request to the extent permitted by law and will provide the other parties a reasonable opportunity to review the Privileged Information and to assert any rights it may have under Section 4.2 or this Section 4.11 or otherwise to prevent the production or disclosure of Privileged Information. Unless otherwise required by law, no party will produce or disclose to any third Person any of the others’ Privileged Information under this Section 4.11 unless (i) the other party has provided its express written consent to such production or disclosure, (ii) no written objection is made within 14 days after notice upon the other party requesting such consent, in which case consent will be deemed to be granted, (iii) a court of competent jurisdiction has entered an order not subject to interlocutory appeal or review finding that the Privileged Information is not entitled to protection from disclosure under any applicable Privilege, doctrine or rule or otherwise requiring production of such Privileged Information, or (iv) or as otherwise provided in Section 4.11(a) relating to a government enforcement agency investigation.

ARTICLE 5

ADDITIONAL COVENANTS AND OTHER MATTERS

Section 5.1 Further Assurances. In addition to the Ancillary Agreements, the parties agree to execute, or cause to be executed by their appropriate Group members or Representatives, and deliver, as appropriate, such other agreements, instruments and documents as may be necessary or desirable in order to effect the transactions contemplated by this Agreement and the Ancillary Agreements, including but not limited to the resignation of employees of Motorola or any of its Affiliates from their positions as officers or directors of any of member of the SpinCo Group in which they serve, and the resignation of employees of SpinCo or any of its Affiliates from their positions as officers or directors of any member of the Motorola Group in which they serve, in each case effective as of the Distribution Date. At the request of Mobility or SpinCo, Motorola will execute and deliver, and will cause applicable members of the Motorola Group to execute and deliver, to Mobility, SpinCo and/or other applicable members of the SpinCo Group such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such other actions as Mobility and/or SpinCo may deem reasonably necessary or desirable in order (a) to transfer, convey and assign to Mobility, the Transferred Assets, (b) to put Mobility and SpinCo in actual possession and operating control thereof, and (c) to permit Mobility and SpinCo to exercise all rights with respect thereto. At the request of Motorola, Mobility, SpinCo and/or other applicable members of the SpinCo Group will execute and deliver to Motorola and/or applicable members of the Motorola Group all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as Motorola may deem reasonably necessary or desirable in order to ensure that SpinCo and Mobility fully and unconditionally assume and discharge the Transferred Liabilities as contemplated under this Agreement, the Ancillary Agreements or any document in connection herewith or therewith, and relieve the Motorola Group of any Liability with respect thereto and evidence the same to third Persons. Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, no member of the Motorola Group will be obligated to incur any out-of-pocket costs, expenses and fees in connection with its obligations under this Section 5.1, including, without limitation, any attorneys’ fees, recording, assignment or other similar fees after the Distribution Date.

Section 5.2 Performance. Motorola will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Motorola Group. SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the SpinCo Group. Each party further agrees that it will cause its other Group members not to take any action or fail to take any such action inconsistent with such party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

Section 5.3 Litigation Matters.

(a) SpinCo and Motorola agree that (i) the SpinCo Exclusive Litigation Matters listed on Schedule 2 constitute pre-existing Third Party Claims, which were initiated prior to the Effective Date and for which proper notice has been given, (ii) any Liabilities incurred by any Motorola Indemnified Party in connection therewith constitute Damages for the purposes of Article 6 hereof, and (iii) SpinCo will assume control of such SpinCo Exclusive Litigation Matters pursuant to Section 6.3(d)(i) as the Indemnifying Party. SpinCo and Motorola further agree that the SpinCo Exclusive Litigation Matters will remain and be treated as Third Party Claims after the Effective Date. Motorola agrees that the outside legal counsel currently retained in the SpinCo Exclusive Litigation Matters may continue to represent the interests of both SpinCo and Motorola, subject to Motorola’s rights pursuant to Section 6.3(d)(ii) and Section 6.3(d)(iii) below. Motorola further agrees that it will use commercially reasonable efforts to cooperate and assist SpinCo in preserving and enforcing any third Person intellectual property indemnification protection rights available to Motorola in connection with the SpinCo Exclusive Litigation Matters.

(b) SpinCo and Motorola agree that (i) the Motorola Exclusive Litigation Matters listed on Schedule 6 constitute pre-existing Third Party Claims, which were initiated prior to the Effective Date and for which proper notice has been given, (ii) any Liabilities incurred by any SpinCo Indemnified Party in connection therewith constitute Damages for the purposes of Article 6 hereof, and (iii) Motorola will assume control of such Motorola Exclusive Litigation Matters pursuant to Section 6.3(d)(i) as the Indemnifying Party. SpinCo and Motorola further agree that the Motorola Exclusive Litigation Matters will remain and be treated as Third Party Claims after the Effective Date. SpinCo agrees that the outside legal counsel currently retained by Motorola in the Motorola Exclusive Litigation Matters may continue to represent the interests of both Motorola and SpinCo, subject to SpinCo’s rights pursuant to Section 6.3(d)(ii) and Section 6.3(d)(iii) below. SpinCo further agrees that it will use commercially reasonable efforts to cooperate and assist Motorola in preserving and enforcing any third Person intellectual property indemnification protection rights available to SpinCo in connection with the Motorola Exclusive Litigation Matters.

(c) SpinCo and Motorola agree that (i) the Corporate Litigation Matters listed on Schedule 1 constitute pre-existing Third Party Claims, which were initiated prior to the Effective Date and for which proper notice has been given, (ii) any Liabilities incurred by any SpinCo Indemnified Party in connection therewith constitute Damages for the purposes of Article 6 hereof, and will remain and be treated as Third Party Claims after the Effective Date (such claims, for the purposes of this Section 5.3, are referred to as “Indemnified Matters”), and (iii) Motorola will assume control of such Corporate Litigation Matters pursuant to Section 6.3(d)(i) as the Indemnifying Party. As to Corporate Litigation Matters that are securities class actions or shareholder derivative claims or related Actions filed or commenced before, on or after the Distribution Date and that involve only alleged Pre-Distribution Date Wrongful Acts, Motorola will treat them as Indemnified Matters. Notwithstanding the foregoing, as to Corporate Litigation Matters that are securities class actions or shareholder derivative claims or related Actions filed on or after the Distribution Date that (i) involve both alleged Pre-Distribution Date Wrongful Acts and alleged Post-Distribution Date Wrongful Acts, Motorola will treat Pre-Distribution Date Wrongful Acts as Indemnified Matters, and Motorola and SpinCo will be responsible for their own liability as to that portion of any settlements, judgments, costs and expenses resulting from Post-Distribution Date Wrongful Acts; and (ii) do not involve Pre-Distribution Date Wrongful Acts, Motorola will not indemnify SpinCo and SpinCo will not indemnify Motorola.

SpinCo agrees that the outside legal counsel currently retained by Motorola in the Corporate Litigation Matters listed in Schedule 1 may continue to represent the interests of both SpinCo and Motorola subject to SpinCo’s rights pursuant to Section 6.3(d)(ii)-(iii) hereof. Motorola will have sole authority with respect to insurance for the Corporate Litigation Matters that are, in whole or in part, Indemnified Matters, including the sole right to make, pursue and resolve any insurance claims, the right to separate and independent legal counsel, and the sole right to any proceeds from insurance claims. SpinCo will not have any right to separately assert an insurance claim for the Corporate Litigation Matters that are, in whole or in part, Indemnified Matters, nor to separately seek insurance proceeds or defense costs with respect to such Corporate Litigation Matters, but SpinCo will use commercially reasonable efforts to cooperate with Motorola with respect to such Corporate Litigation Matters and insurance for the same, including with respect to Motorola’s requests that assistance, information or support be provided in connection with any insurance or insurance claim regarding such matters.

(d) SpinCo and Motorola agree that, as to Shared Litigation Matters listed on Schedule 3, control of the Shared Litigation Matters and all Damages will be allocated as provided in Schedule 3. The allocation of Damages and control of any Shared Litigation Matters not initially listed on Schedule 3 will be determined by good faith agreement based upon (i) the degree to which allegations concern the Motorola Business and the Transferred Businesses, (ii) the volume of sales of affected products or purchases (if applicable), and (iii) such other factors as the parties consider relevant or appropriate to the circumstances, except that in the case of employee matters, such allocation will be determined as provided in the Employee Matters Agreement and in the case of patent litigation, such allocation will be determined as set forth in the Intellectual Property License Agreement, in each case to the extent covered thereby.

(e) Notwithstanding anything to the contrary in this Section 5.3, nothing in this Section is intended to modify or affect (i) the allocation of financial responsibility for or the procedures for handling third party claims established under Section 5.8 hereof (relating to Environmental Matters) or under the Tax Sharing Agreement, the Employee Matters Agreement, the Transition Services Agreements or the Intellectual Property License Agreement, or (ii) the agreement of the parties set forth in Section 6.1(d) or 6.2(d) of this Agreement (respecting indemnification for statements made in the Form 10). For the avoidance of doubt, and without limitation, the tax related litigation matters listed on Schedule 8 are subject to and governed by the provisions in the Tax Sharing Agreement.

(f) In the event that any Litigation Matter is filed after the Effective Date against Motorola or any member of the Motorola Group, and such Litigation Matter may be characterized as coming within the definition of SpinCo Exclusive Litigation Matters, Shared Litigation Matters or Corporate Litigation Matters to which SpinCo has any potential Liability in accordance with Section 5.3(c) of this Agreement, Motorola will notify SpinCo of such Litigation Matter and will take commercially reasonable steps to protect the rights and interests of SpinCo and members of the SpinCo Group in connection with the

Litigation Matter. In the event that any Litigation Matter is filed after the Effective Date against SpinCo or any member of the SpinCo Group, and such Litigation Matter may be characterized as coming within the definition of Motorola Exclusive Litigation Matters, Corporate Litigation Matters or Shared Litigation Matters, SpinCo will notify Motorola of such Litigation Matter and will take commercially reasonable steps to protect the rights and interests of Motorola and members of the Motorola Group in connection with the Litigation Matter. In the event the interests of Motorola and SpinCo are in conflict, each may in its sole discretion take such actions as it deems necessary to protect its interests to the extent permitted by and not otherwise in conflict with this Agreement. If a Litigation Matter is commenced after the Distribution Date naming Motorola and SpinCo as defendants and one party is a nominal defendant, the other party will use commercially reasonable efforts to have the nominal defendant removed from the Litigation Matter.

(g) As to any Litigation Matter filed against Motorola and/or SpinCo (or any member of their respective Groups) that is otherwise not listed on Schedules 1, 2, 3 and 6 despite the parties’ good faith efforts, (whether by mistake, inadvertence or design or because it arises subsequently) or is listed in error on the wrong Schedule, Motorola and SpinCo will attempt to agree on the characterization of such Litigation Matter as coming within the definition of SpinCo Exclusive Litigation Matters, Motorola Exclusive Litigation Matters, Corporate Litigation Matters or Shared Litigation Matters, or a matter that should be governed by the Employee Matters Agreement or other Ancillary Agreement. If such agreement is reached, the agreed upon characterization will control for all purposes under this Agreement. SpinCo and Motorola will reasonably cooperate in this regard. In the event of a dispute over the appropriate allocation and if an agreement is not reached within 14 calendar days, the dispute resolution procedures set forth herein will apply.

(h) The Parties will update, as appropriate, Schedules 1, 2, 3 and 6 before the Distribution Date.

(i) In the event of a conflict in the procedures described in this Section 5.3 and the procedures set forth in Article 6, the terms of this Section 5.3 will control. In the event of a conflict between the subject matter set forth in this Section 5.3 and the Employee Matters Agreement, the Employee Matters Agreement will control, in the event of a conflict between the subject matter set forth in this Section 5.3 and the Intellectual Property License Agreement, the Intellectual Property License Agreement will control and in the event of a conflict between the subject matter set forth in this Section 5.3 and the Tax Sharing Agreement, the Tax Sharing Agreement will control.

Section 5.4 Insurance Matters.

(a) Directors’ and Officers’ Insurance. SpinCo and its Covered Subsidiaries, and each of their respective directors and officers, will be maintained as Insureds under Motorola’s then current directors’ and officers’ insurance program until the Distribution Date. SpinCo will promptly pay or reimburse Motorola, as the case may be, for all costs and expenses associated with this coverage that are allocated by Motorola to SpinCo and its Covered Subsidiaries in accordance with Motorola’s practice with respect to the Transferred Businesses as of the Effective Date. SpinCo, its Covered Subsidiaries and each of their directors and officers may review said policies upon request. Motorola will make commercially reasonable efforts to continue the insurance coverage for SpinCo or its subsidiaries, directors or officers, in their capacity as such, as Insureds with respect to Pre-Distribution Date Wrongful Acts under the Motorola directors and officers insurance, and will use commercially reasonable efforts to continue such coverage as it was last in force prior to the Distribution Date. SpinCo covenants and agrees that it will promptly pay or reimburse Motorola, as the case may be, for any costs and expenses associated with this coverage that are allocated by Motorola to SpinCo for such coverage. Nothing in this subparagraph will require Motorola to obtain such coverage or to obligate SpinCo to accept such coverage if the cost or conditions attached thereto are deemed by either of them not to be commercially reasonable in the circumstances. SpinCo covenants and agrees that it will take appropriate steps to secure directors’ and officers’ insurance coverage for itself, its Subsidiaries and each of their respective directors and officers as of the Distribution Date for Post-Distribution Date Wrongful Acts. Nothing in this subparagraph will affect any coverage that is available for alleged Wrongful Acts that take place prior to the Distribution Date. If SpinCo is unable prior to the Distribution Date, after using commercially reasonable efforts, to obtain directors’ and officers’ insurance coverage for any claims arising in connection with the Form 10 (as further described in Section 6.1(d) hereof), the matters relating to the procurement of suitable coverage, and the terms, conditions and costs of such coverage will be escalated to the co-chief executive officers of Motorola for resolution and, to the extent such co-CEOs cannot resolve the matter, it will be presented to the Motorola board of directors for final resolution.

(b) TCS Insurance. Prior to the Effective Date, TCS Insurance Company of Ireland, Ltd. and/or TCS Reinsurance Company of Ireland, Ltd. (collectively, “TCS”) has provided insurance coverage for assets and/or entities that will become part of the SpinCo Group as of the Effective Date. Motorola will cause TCS to continue to provide insurance to SpinCo and its Covered Subsidiaries between the Effective Date and the Distribution Date that is comparable to that maintained generally for Motorola and its Covered Subsidiaries with TCS during the same period, subject to insurance market conditions and other factors beyond Motorola’s or TCS’s reasonable control and further subject to the terms of this Section 5.4(b). SpinCo will pay Motorola for all costs and expenses associated with the provision of such TCS insurance to SpinCo and its Covered Subsidiaries in accordance with Motorola’s practice with respect to the Transferred Businesses as of the Effective Date. Notwithstanding the foregoing, TCS will only pay claims of SpinCo or the SpinCo Group when and to the extent that TCS received actual payment in hand of such claims via reinsurance, whether treaty or facultative, available to it for such claims. From and after the Distribution Date, TCS will not maintain insurance with SpinCo or any member of the SpinCo Group as an Insured.

(c) Other Insurance. Except as set forth in Section 5.4(a) with respect to directors’ and officers’ insurance and Section 5.4(b) with respect to TCS insurance, during the period from the Effective Date through the Distribution Date, Motorola will, subject to insurance market conditions and other factors beyond Motorola’s reasonable control, maintain, for the protection of SpinCo and its Covered Subsidiaries, policies of insurance that are comparable to those maintained generally for Motorola and its Covered Subsidiaries during the same period. SpinCo will promptly pay or reimburse Motorola, as the case may be, including payment or reimbursement after the Distribution Date, for all costs and expenses of any kind or nature, including retrospective premium charges associated with such insurance that are allocated by Motorola to SpinCo and its Covered Subsidiaries in accordance with (i) Motorola’s practice with respect to the Transferred Businesses as of the Effective Date, or (ii) the terms of the Motorola Transition Services Agreement, as applicable. To the extent Motorola purchases a new type of insurance, or an amount or level of insurance not previously purchased by Motorola in order to protect, at least in part, SpinCo or any of its Covered Subsidiaries, that portion of the costs and expenses of such insurance attributable to SpinCo or any of its Covered Subsidiaries, as determined in Motorola’s sole discretion, will be reimbursed by SpinCo.

(d) Payments and Reimbursements. All payments and reimbursements by SpinCo pursuant to this Section 5.4 will be made within 30 days after SpinCo’s receipt of an invoice therefor from Motorola.

(e) Changes in Costs or Expenses. The costs and expenses for which SpinCo is obligated to pay or reimburse Motorola pursuant to this Section 5.4 will be based on Motorola’s current insurance costs and expenses as of the Effective Date and will be appropriately adjusted as a result of any changes in those costs and expenses after the Effective Date, although the methodology upon which such costs and expenses is based will remain the same.

(f) Notification of Changes. Motorola agrees to provide SpinCo not fewer than 60 days’ advance written notice in the event it elects (or any of its insurers notifies Motorola in writing of such insurer’s election) to cancel or effect any non-administrative modification of the terms and conditions of any Motorola insurance policy that provides coverage to SpinCo or any of its Covered Subsidiaries, which notice will include the anticipated date of cancellation or a description of such modification, as applicable.

(g) Historical Loss Data. For no fewer than seven years after the Effective Date, Motorola will use commercially reasonable efforts to make available to SpinCo, upon written request, historical insurance loss Information relating to the Transferred Businesses and any other Information relating to Motorola’s historic insurance program with respect to the Transferred Businesses. Any such Information provided to SpinCo pursuant to this provision will also be subject to the provisions of Section 4.3.

(h) Post Distribution Date. SpinCo acknowledges and agrees that from and after the Distribution Date (i) no member of the Motorola Group will purchase or maintain, or cause to be purchased or maintained, any insurance policy for post-Distribution Date liabilities or obligations of SpinCo, its Covered Subsidiaries, any member of the SpinCo Group or any of their respective directors and officers, and (ii) the SpinCo Group (including SpinCo and its Covered Subsidiaries) will purchase insurance coverage sufficient to protect its interests.

(i) Claims Procedure. To the extent that SpinCo desires to assert a first-party or third-party claim that may be covered by insurance pursuant to this Section 5.4, SpinCo will deliver a written notice to Motorola, which notice must contain (A) a description of, and an estimated amount payable pursuant to, such claim, (B) the applicable insurance policy under which SpinCo is asserting such claim to the extent known, and (C) a reasonable explanation of the basis for the claim. Within 14 days after the receipt of such written notice from SpinCo, Motorola will either (X) agree to assume the control of such claim with the applicable insurance carrier, or (Y) dispute that the claim is covered in whole or in part, in which case the parties will resort to the dispute resolution procedures set forth in Section 7.3, provided that in either event Motorola will make reasonable efforts to give notice of claim to the insurer which maintains the insurance policy or policies identified by SpinCo in its notice to Motorola, and SpinCo will at all times cooperate with reasonable requests for information by Motorola or the insurers regarding any such claim. In the case of any first-party or third-party claim that may be covered by insurance as to which Motorola assumes control, such control will be over the insurance claim and any matters reasonably necessary to preserve, present and prosecute such claim. In the case of claims involving directors and officers insurance or fiduciary insurance, Motorola will, in addition, assert control of the underlying claim and/or litigation asserted against the Insureds.

Section 5.5 Export Control Compliance. Each of Motorola and SpinCo agrees not to, and will cause each other member of its respective Group not to, export, re-export or otherwise transfer any commodities or technology received from any member of the other Group in connection with the Contribution or otherwise, except in accordance with applicable export control regulations, including, without limitation, the applicable export control regulations of the United States. This Section 5.5 will survive termination of this Agreement for any reason whatsoever.

Section 5.6 Conduct of Transferred Businesses between Effective Date and Distribution Date. From the Effective Date through the Distribution Date, SpinCo will, and will cause each of the other SpinCo Group members to, conduct its operations in accordance with all of Motorola’s applicable policies and procedures and consistent with past practice.

Section 5.7 Mail Handling; Receivables and Payables.

(a) To the extent that any member of the Motorola Group receives any mail or packages relating to the Transferred Businesses, the Transferred Assets and/or the Transferred Liabilities, Motorola will, and will cause the applicable member of the Motorola Group to, promptly deliver such mail or packages to SpinCo. After the Effective Date, to the extent that any member of the Motorola Group receives cash or checks or drafts made payable to such member that constitutes a Transferred Asset, Motorola will, and will cause the applicable member of the Motorola Group to, promptly forward such cash to, or deposit such checks or drafts and upon receipt of funds from such checks or drafts, forward such cash to SpinCo within five Business Days, or, if so requested by SpinCo, endorse such checks or drafts to SpinCo for collection. Motorola may not assert any set off, hold back, escrow or other restriction against any payment described in this Section 5.7(a).

(b) To the extent that any member of the SpinCo Group receives any mail or packages relating to the Motorola Business or the Motorola Liabilities, SpinCo will, and will cause the applicable member of the SpinCo Group to, promptly deliver such mail or packages to Motorola. After the Effective Date, to the extent that any member of the SpinCo Group receives cash or checks or drafts made payable to such member that constitutes an Asset of Motorola that is not a Transferred Asset, SpinCo will, and will cause the applicable member of the SpinCo Group to, promptly forward such cash to, or deposit such checks or drafts and upon receipt of funds from such checks or drafts, forward such cash to Motorola within five Business Days, or, if so requested by Motorola, endorse such checks or drafts to Motorola for collection. SpinCo may not assert any set off, hold back, escrow or other restriction against any payment described in this Section 5.7(b).

Section 5.8 Environmental Matters.

(a) Motorola will cause to be performed and hereby guarantees the performance of any and all applicable and/or required actions, agreements and obligations related to remediation (the “Environmental Remediation Obligations”) at the sites/locations listed on Schedule 5 hereto (the “Motorola Environmental Obligations”) in accordance with applicable Environmental Laws and plans approved by the responsible governmental agency, and in a manner consistent with the performance of the same by Motorola prior to the Effective Date. To the extent managed in whole or in part by Motorola, Motorola agrees to use reasonable efforts to obtain letters, orders or other available means to provide SpinCo with the same benefit of an agency’s completion determination or finding that no further action is necessary as Motorola will receive upon completion of the same.

(b) SpinCo will cause to be performed and hereby guarantees the performance of any and all applicable and/or required actions, agreements and obligations related to Environmental Remediation Obligations at what is commonly known as the Taiwan Remediation Site (the “SpinCo Environmental Obligations”) in accordance with applicable Environmental Laws and plans approved by the responsible governmental agency, and in a manner consistent with the performance of the same by Motorola prior to the Effective Date. To the extent managed in whole or in part by SpinCo, SpinCo agrees to use reasonable efforts to obtain letters, orders or other available means to provide Motorola with the same benefit of an agency’s completion determination or finding that no further action is necessary as SpinCo will receive upon completion of the same.

(c) With respect to the facility located in Plantation, Florida, at which site Motorola is currently performing Environmental Remediation Obligations (the “Plantation Environmental Obligations”), Motorola hereby guarantees the continued management and performance of such actions, agreements and obligations existing as of the Effective Date until such time that no further action is necessary. SpinCo and Motorola hereby agree that to the extent future unknown Plantation Environmental Obligations can be attributed to the actions or omissions of either Motorola or SpinCo, as the case may be, the responsible party will assume the applicable portion of such future unknown Plantation Environmental Obligations. In the event that the allocation of any future unknown Plantation Environmental Obligations between Motorola and SpinCo cannot be determined, Motorola will bear 73% of the aggregate Liabilities associated with any future unknown Plantation Environmental Obligations and SpinCo will bear 27% of the aggregate Liabilities associated with such Obligations.

(d) With respect to all other future unknown Environmental Remediation Obligations (the “Future Environmental Obligations”), SpinCo and Motorola hereby agree that to the extent such Future Environmental Obligations can be attributed to the actions or omissions of either Motorola or SpinCo, as the case may be, the responsible party will assume the applicable portion of such Future Environmental Obligations.

ARTICLE 6

INDEMNIFICATION

Section 6.1 Indemnification by SpinCo Group. Subject to the provisions hereof, SpinCo will, and SpinCo will cause any member of the SpinCo Group that receives any Transferred Asset or assumes any Transferred Liability pursuant to the terms of this Agreement or any Ancillary Agreement (and each of their respective successors and assigns) to, jointly and severally indemnify, defend and hold harmless Motorola, each member of the Motorola Group, each of their respective past and present officers, directors and employees, each of their respective successors and assigns, and, solely with respect to clause (d) below, each Person, if any, who controls any of the foregoing parties within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Motorola Indemnified Parties”) from and against any and all Damages incurred or suffered by the Motorola Indemnified Parties arising out of or in connection with the following, whether such Damages arise or accrue prior to, on or following the Effective Date:

(a) The failure of SpinCo or any other member of the SpinCo Group or any other Person to pay, perform or otherwise properly discharge any of the Transferred Liabilities in accordance with their respective terms;

(b) The Transferred Businesses or any Transferred Liability;

(c) Any breach by SpinCo or any member of the SpinCo Group of this Agreement or any Ancillary Agreement; and

(d) Except as set forth in Section 6.2(d) below, any and all Damages caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof or the Information Statement (as amended or supplemented if SpinCo will have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.2 Indemnification by Motorola Group. Subject to the provisions hereof, effective at and after the Distribution, Motorola will, and Motorola will cause any member of the Motorola Group that transfers any Transferred Asset pursuant to the terms of this Agreement or any Ancillary Agreement (and each of their respective successors and assigns) to, jointly and severally indemnify, defend and hold harmless each member of the SpinCo Group, each of their respective past and present officers, directors and employees, and each of their respective successors and assigns (collectively, the “SpinCo Indemnified Parties”) from and against any and all Damages incurred or suffered by the SpinCo Indemnified Parties arising out of or in connection with the following, whether such Damages arise or accrue prior to, on or following the Effective Date:

(a) The failure of Motorola or any other member of the Motorola Group or any other Person to pay, perform or otherwise properly discharge any of the Motorola Liabilities in accordance with their respective terms;

(b) The Motorola Business or the Motorola Liabilities;

(c) Any breach by Motorola or any member of the Motorola Group of this Agreement or any Ancillary Agreement; and

(d) Any and all Damages caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof or the Information Statement (as amended or supplemented if Motorola will have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such Damages are caused by any such untrue statement or omission or alleged untrue statement or omission arising out of information set forth in Schedule 7 hereto.

Section 6.3 Claim Procedure.

(a) Claim Notice. A party that seeks indemnity under this Article 6 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”), whether the Damages sought arise from matters solely between the parties or from Third Party Claims. The Claim Notice must contain (i) a description and, if known, estimated amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of facts then known by the Indemnified Party, and (iii) a demand for payment of those Damages. No delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any Damages caused by or arising out of such failure.

(b) Response to Notice of Claim. Within 30 days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount and, in which case, the Indemnifying Party will pay the Claimed Amount in accordance with a payment and distribution method reasonably acceptable to the Indemnified Party; or (ii) dispute that the Indemnified Party is entitled to receive all or any portion of the Claimed Amount, in which case, the parties will resort to the dispute resolution procedures set forth in Section 7.3.

(c) Contested Claims. In the event that the Indemnifying Party disputes the Claimed Amount, as soon as practicable but in no event later than 10 days after the receipt of the notice referenced in Section 6.3(b)(ii) hereof, the parties will begin the process to resolve the matter in accordance with the dispute resolution provisions of Section 7.3 hereof. Upon ultimate resolution thereof, the parties will take such actions as are reasonably necessary to comply with such terms of resolution.

(d) Third Party Claims.

(i) In the event that the Indemnified Party receives written notice or otherwise learns of the assertion by a Person who is not a member of either Group of any claim or the commencement of any Action (collectively, a “Third-Party Claim”) with respect to which the Indemnifying Party may be obligated to provide indemnification under this Article 6, the Indemnified Party will give written notice to the Indemnifying Party of the Third-Party Claim. Such notification will be given within 10 Business Days after receipt by the Indemnified Party of notice of such Third-Party Claim, will be accompanied by reasonable supporting documentation submitted by such third Person (to the extent then in the possession of the Indemnified Party) and will describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third-Party Claim and the amount of the claimed Damages; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any Damages caused by or arising out of such failure. Within 20 calendar days after delivery of such written notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party. During any period in which the Indemnifying Party has not so assumed control of such defense, the Indemnified Party will control such defense.

(ii) The party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party concludes, upon the written opinion of counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third-Party Claim, the reasonable fees and expenses of counsel to the Indemnified Party will be considered “Damages” for purposes of this Agreement. The party controlling such defense (the “Controlling Party”) will keep the Non-controlling Party reasonably advised of the status of such Third-Party Claim and the defense thereof and will consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party will furnish the Controlling Party with such Information as it may have with respect to such Third-Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist the Controlling Party in the defense of such Third-Party Claim.

(iii) The Indemnifying Party will not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnified Party,

which consent will not be unreasonably withheld or delayed; provided, however, that the consent of the Indemnified Party will not be required if (A) the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment, and (B) such settlement or judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability. The Indemnified Party will not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

Section 6.4 Survival; Limitations.

(a) All covenants and agreements of the parties contained in this Agreement will survive each of the Contribution and the Distribution. The rights and obligations of Motorola, SpinCo and each of their respective Indemnified Parties under this Agreement will survive the sale, assignment or other transfer by (i) in the case of SpinCo or Mobility, any Transferred Assets or Transferred Liabilities or (ii) in the case of Motorola, any Assets or Liabilities of the Motorola Business.

(b) The amount of any Damages for which indemnification is provided under this Agreement will be net of any amounts actually recovered by the Indemnified Party from any third Person (including, without limitation, amounts actually recovered under insurance policies) with respect to such Damages. Any Indemnifying Party hereunder will be subrogated to the rights of the Indemnified Party upon payment in full of the amount of the relevant indemnifiable Damages. An insurer who would otherwise be obligated to pay any claim will not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any Indemnified Party recovers an amount from a third Person in respect of Damages for which indemnification is provided in this Agreement after the full amount of such indemnifiable Damages has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable Damages and the amount received from the third Person exceeds the remaining unpaid balance of such indemnifiable Damages, then the Indemnified Party will promptly remit to the Indemnifying Party the excess (if any) of (X) the sum of the amount theretofore paid by such Indemnifying Party in respect of such indemnifiable Damages plus the amount received from the third Person in respect thereof, less (Y) the full amount of such indemnifiable Damages.

(c) Notwithstanding anything to the contrary in this Article 6, but subject to Section 6.4(b) above, in the event that a SpinCo Group member is an Indemnifying Party, the initial presumption for purposes of calculating indemnity payments will be that there is no insurance coverage for any such Damages, and the Indemnifying Party will, upon request by any Motorola Indemnified Party, re-affirm in writing to fully indemnify, defend and hold harmless the Indemnified Party from and against any and all such Damages. Once the Indemnifying Party has re-affirmed this obligation to the Indemnified Party in writing, the Indemnifying Party may at any time request that the Indemnified Party pursue insurance coverage from one or more insurers in connection with such Damages. If requested, the Indemnified Party will cooperate in good faith with the Indemnifying Party and use its commercially reasonable efforts to pursue insurance coverage, including, if necessary, the filing of coverage litigation, after consultation with the Indemnifying Party and the Indemnifying Party has provided written consent as to the initiation of coverage litigation (which consent will not be unreasonably withheld), all of which will be at the Indemnifying Party’s sole cost and expense. The Indemnifying Party will pay directly or promptly reimburse the Indemnified Party for all such costs and expenses, as directed by the Indemnified Party. The Indemnified Party will retain full and exclusive control of all such matters (including, without limitation, the settlement of underlying covered claims and/or coverage claims against insurers), and the Indemnified Party will have the right to select counsel with the concurrence of Indemnifying Party, which concurrence will not be withheld unreasonably. The proceeds of any insurance recovery (after deducting the insurance indemnity payment for the settlement or judgment for which coverage was sought, and any costs and expenses that have not yet been paid or reimbursed by the Indemnifying Party) will be paid to the Indemnifying Party. At all times, the Indemnifying Party will cooperate with the Indemnified Party’s insurers and/or with the Indemnified Party in the pursuit of insurance coverage, as and when reasonably requested to do so by the Indemnified Party. It is not the intent of this Section 6.4(c) to absolve the Indemnifying Party of any responsibility to the Indemnified Party for those Damages in connection with which the Indemnified Party actually secures insurance coverage, but to allocate the costs of pursuing such coverage to the Indemnifying Party and to provide the Indemnified Party with a full, interim indemnity from the Indemnifying Party until such time as the extent of insurance coverage is determined and is obtained. It is also not the intention of this Section 6.4 that the indemnity obligations of the Indemnifying Party hereunder should be viewed as “additional insurance” by any insurer. Notwithstanding anything to the contrary in this Section 6.4(c), the Indemnified Party in its sole discretion may pursue insurance coverage for the benefit of Indemnifying Party before the Indemnifying Party has requested it to do so. In such event, the Indemnified Party may unilaterally take any steps it determines are necessary to preserve such insurance coverage, including, by way of example and not by way of limitation, tendering the defense of any claim or suit to an insurer or insurers of the Indemnified Party if the Indemnified Party concludes that such action may be required by the relevant insurance policy or policies. Any such actions by the Indemnified Party will not relieve Indemnifying Party of any of its obligations to the Indemnified Party under this Agreement, including the Indemnifying Party’s obligation to pay directly or reimburse the Indemnified Party for costs and expenses. For purposes of this Section 6.4(c), the following will not be considered insurance that will be available to the Indemnifying Party: (i) any deductible payable by the Indemnified Party; (ii) any retention payable by the Indemnified Party; (iii) any co-insurance payable by the Indemnified Party; and (iv) any coverage that ultimately will be payable or reimbursable by the Indemnified Party through any arrangement, including but not limited to an insurance-fronting arrangement or fronted insurance policy. It is the intention of this Section 6.4(c) to make insurance available to the Indemnifying Party only in those instances in which there has been a final transfer of the risk to a solvent third-party commercial insurer.

(d) Any indemnification payment made under this Agreement will be characterized for Tax purposes as a contribution or distribution or payment of a Transferred Liability or a Motorola Liability, as applicable.

(e) Notwithstanding the joint and several indemnification obligations of each Group as set forth in Sections 6.1 and 6.2, Motorola and SpinCo agree that the indemnification obligation of any Motorola Group member or SpinCo Group member, as applicable, for Damages will be satisfied by a direct payment from Motorola or SpinCo, as applicable, to the other party irrespective of which Group member is found liable for Damages.

(f) Notwithstanding anything to the contrary in Section 6.1, Section 6.2 or Section 6.3, (i) indemnification with respect to Taxes will be governed exclusively by the Tax Sharing Agreement, (ii) indemnification with respect to Third-Party Claims for infringement or misappropriation of Intellectual Property rights will be governed exclusively by the Intellectual Property License Agreement, and (iii) indemnification with respect to certain employee-related Liabilities will be governed by the Employee Matters Agreement. To the extent indemnification is not provided in such Ancillary Agreements, the terms of this Agreement will govern.

Section 6.5 Mutual Release of Pre-Distribution Claims.

(a) Except as provided in Section 6.5(c), as of the Distribution Date, Motorola does hereby, for itself and each other member of the Motorola Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the Motorola Group (in each case, in their respective capacities as such), release and forever discharge SpinCo, Mobility, each member of the SpinCo Group and their respective Affiliates, successors and assigns, and all stockholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever to Motorola and each other member of the Motorola Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the Motorola Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Distribution Date, including in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and all other activities to implement the Separation and the Distribution.

(b) Except as provided in Section 6.5(c), as of the Distribution Date, SpinCo does hereby, for itself and each other member of the SpinCo Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), release and forever discharge Motorola, each member of the Motorola Group and their respective Affiliates, successors and assigns, and all stockholders, directors, officers, agents or employees of any member of the Motorola Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever to SpinCo and each other member of the SpinCo Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the SpinCo Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Distribution Date, including in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and all other activities to implement the Separation and the Distribution.

(c) Nothing contained in Section 6.5(a) or (b) will impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in, or contemplated to continue pursuant to, this Agreement or any Ancillary Agreement. Without limiting the foregoing, nothing contained in Section 6.5(a) or (b) will release any Person from:

(i) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of that Group under, this Agreement or any Ancillary Agreement;

(ii) any Liability that such Person may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought against the Parties by third Persons, which Liability will be governed by the provisions of Sections 6.1 through 6.4 and the applicable indemnification provisions of the Ancillary Agreements;

(iii) any Liability for unpaid amounts for products, services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(iv) any Liability arising under a written Contract entered into between a member of each Group prior to the Distribution Date relating to the commercial sale of products or provision of services between such entities (including for such purpose, their respective Affiliates);

(v) any indemnification obligation under such Person’s articles of incorporation or bylaws; or

(vi) any Liability the release of which would result in the release of any third Person other than the Motorola Indemnified Parties or the SpinCo Indemnified Parties.

(d) Motorola will not make, and will not permit any member of the Motorola Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against SpinCo or any member of the SpinCo Group, or any other Person released pursuant to Section 6.5(a), with respect to any Liabilities released pursuant to Section 6.5(a). SpinCo will not make, and will not permit any member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Motorola or any member of the Motorola Group, or any other Person released pursuant to Section 6.5(b), with respect to any Liabilities released pursuant to Section 6.5(b).

(e) It is the intent of each of Motorola and SpinCo by virtue of the provisions of this Section 6.5 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed at or before the Distribution Date, between or among Motorola or any member of the Motorola Group, on the one hand, and SpinCo or any member of the SpinCo Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members at or before the Distribution Date), except as expressly set forth in Section 6.5(c). At any time, at the reasonable request of a party, the other party will cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Governing Law. The internal laws of the State of Delaware (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and, unless expressly provided therein, each Ancillary Agreement, and each of the exhibits and schedules hereto and thereto (whether arising in contract, tort, equity or otherwise).

Section 7.2 Jurisdiction. If any Dispute arises out of or in connection with this Agreement or any Ancillary Agreement, except as expressly contemplated by another provision of this Agreement or any Ancillary Agreement, the parties irrevocably (and the parties will cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of federal and state courts located in Delaware, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

Section 7.3 Dispute Resolution.

(a) Amicable Resolution.

(i) Motorola and SpinCo mutually desire that friendly collaboration will continue between them. Accordingly, they will try, and they will cause their respective officers, directors, employees and other Group members to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement or any Ancillary Agreement, including any amendments hereto or thereto. In furtherance thereof, in the event of any dispute or disagreement (a “Dispute”) between any Motorola Group member and any SpinCo Group member as to the interpretation of any provision of this Agreement or any Ancillary Agreement executed in connection herewith or therewith (or the performance of obligations hereunder or thereunder), then unless otherwise provided in any Ancillary Agreement, the matter, upon written request of either party, will be referred for resolution to a steering committee established pursuant to this Section 7.3(a) (the “Steering Committee”). The Steering Committee will have four members, two of whom will be appointed by Motorola and two of whom will be appointed by SpinCo. Each of Motorola and SpinCo will use its good faith efforts to avoid replacing the initial members of the Steering Committee for the first year after the Effective Date. Thereafter, Motorola and SpinCo will, to the extent practicable, honor the other party’s reasonable objections to any replacements of Steering Committee members. While any person is serving as a member of the Steering Committee, such person may not designate any substitute or proxy for purposes of attending or voting at a Steering Committee meeting. The Steering Committee will make a good faith effort to promptly resolve all Disputes referred to it. Steering Committee decisions made with the consent of at least three members, including at least one SpinCo member and at least one Motorola member will be binding on Motorola, SpinCo and their respective Group members. If the Steering Committee does not agree to a resolution of a Dispute within 30 days after the referral of the matter to it, each of Motorola and SpinCo will be free to exercise the remedies available to it under applicable law, subject to Section 7.3(b). Notwithstanding anything to the contrary in this Article 7, any amendment to the terms of this Agreement or any Ancillary Agreement may only be effected in accordance with Section 7.10.

(ii) Between the Distribution Date and the first anniversary of the Distribution Date, the Steering Committee will hold meetings every six weeks on dates established at the organizational meeting of the Steering Committee, which will be held as promptly as practicable after the Effective Date. Such meeting dates may be rescheduled by the Steering Committee if it becomes reasonably impracticable to hold such a meeting. After the first anniversary of the Effective Date, the Steering Committee will hold regularly scheduled meetings as determined by the Steering Committee.

(b) Mediation and Alternate Dispute Resolution. In the event any Dispute cannot be resolved in a friendly manner as set forth in Section 7.3(a), the parties intend that such Dispute be resolved by an alternative dispute resolution process (“ADR”) in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect. If the Steering Committee is unable to resolve the Dispute as contemplated by Section 7.3(a), either Motorola or SpinCo may demand mediation of the Dispute by written notice to the other in which case the two parties will select a mediator within 10 days after the demand. Neither party may unreasonably withhold consent to the selection of the mediator. The parties may agree to replace mediation with some other form of non-binding ADR such as neutral fact finding or mini-trial. The use of any ADR procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party. Each of Motorola and SpinCo will bear its own costs of mediation or other form of ADR, but both parties will share the costs of the mediator or other arbiter equally.

(c) Non-Exclusive Remedy. Nothing in this Section 7.3 will prevent either Motorola or SpinCo from commencing formal litigation proceedings in any state or federal court in Delaware, which the parties hereby agree have jurisdiction over the parties and any disputes relating to this Agreement or seeking injunctive or similar relief if (i) the Dispute has not been resolved within 45 days after commencement of the applicable ADR process or (ii) any delay resulting from efforts to mediate such Dispute or otherwise resolve the dispute amicably or consensually could result in serious and irreparable injury to either Motorola, SpinCo or any member of either Group.

(d) Commencement of Dispute Resolution Procedure. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, Motorola and SpinCo and Mobility are the only members of their respective Groups entitled to commence a dispute resolution procedure under this Agreement, whether pursuant to Section 6.3(c), this Section 7.3 or otherwise, and each such party will cause its respective Group members not to commence any dispute resolution procedure other than through such party as provided in this Section 7.3.

Section 7.4 Notices. Each party giving any notice required or permitted under this Agreement or any Ancillary Agreement will give the notice in writing and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending party has been notified in accordance with this Section 7.4 as follows: (a) personal delivery; (b) facsimile or telecopy transmission with a reasonable method of confirming transmission; (c) commercial overnight courier with a reasonable method of confirming delivery; or (d) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a party is effective for purposes of this Agreement or any Ancillary Agreement only if given as provided in this Section 7.4 and will be deemed given on the date that the intended addressee actually receives the notice.

If to Motorola: Motorola, Inc. 1303 East Algonquin Road Schaumburg, Illinois 60196 Attention: Chief Financial Officer Facsimile: 847-576-1402	with a copy to: Motorola, Inc. 1303 East Algonquin Road Schaumburg, Illinois 60196 Attention: General Counsel Facsimile: 847-576-3628
Baker & McKenzie LLP Two Embarcadero Center, Ste. 1100 San Francisco, CA 94111-3802 Attention: Shane M. Byrne/Matthew R. Gemello Facsimile: 415-576-3099

If to SpinCo or Mobility: Motorola Mobility, Inc. 600 North U.S. 45 Libertyville, Illinois 60048 Attention: Chief Financial Officer Facsimile: 847-523-0438

with a copy to:

Motorola Mobility, Inc.

600 North U.S. 45

Libertyville, Illinois 60048

Attention: General Counsel

Facsimile: 847-523-0727

Baker & McKenzie LLP

Two Embarcadero Center, Ste. 1100

San Francisco, CA 94111-3802

Attention: Shane M. Byrne/Matthew R. Gemello

Facsimile: 415-576-3099

Section 7.5 Binding Effect and Assignment. This Agreement and each Ancillary Agreement bind and benefit the parties and their respective successors and assigns. No party may assign any of its rights or delegate any of its obligations under this Agreement or any Ancillary Agreement without the written consent of the other parties which consent may be withheld in such other party’s sole and absolute discretion, and any assignment or attempted assignment in violation of the foregoing will be null and void.

Section 7.6 Severability. If any provision of this Agreement or any Ancillary Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement or such Ancillary Agreement, as the case may be, will remain in full force, if the essential terms and conditions of this Agreement or such Ancillary Agreement, as the case may be, for each party remain valid, binding and enforceable.

Section 7.7 Entire Agreement. This Agreement amends and restates in its entirety the Master Separation and Distribution Agreement by and among Motorola, SpinCo and Mobility, dated July 31, 2010. This Agreement, together with the Ancillary Agreements and each of the exhibits and schedules appended hereto and thereto, constitutes the final agreement between the parties, and is the complete and exclusive statement of the parties’ agreement on the matters contained herein and therein. All prior and contemporaneous negotiations and agreements among the parties with respect to the matters contained herein and therein are superseded by this Agreement and the Ancillary Agreements, as applicable. In the event of any conflict between any provision in this Agreement and any provision in a Contribution Agreement, the provisions of this Agreement will control over the provisions in such Contribution Agreement. In the event of any conflict between (a) any provision in this Agreement or any Contribution Agreement, on the one hand, and (b) any specific provision in the Employee Matters Agreement, Intellectual Property Assignment Agreement, the Intellectual Property License Agreement or the Tax Sharing Agreement, on the other hand, pertaining to the subject matter of any such Agreement, the specific provisions in the Employee Matters Agreement, Intellectual Property Assignment Agreement, the Intellectual Property License Agreement or the Tax Sharing Agreement, as the case may be, will control over the provisions in this Agreement or such Contribution Agreement, as applicable.

Section 7.8 Counterparts. The parties may execute this Agreement and any Ancillary Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. The signatures of the parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

Section 7.9 Expenses; Interest Payment. Motorola will be responsible for the payment of all costs, fees and expenses relating to the Distribution, and the responsibility for payment of costs, fees and expenses relating to the Contribution will be agreed to by the parties, including as set forth in the Tax Sharing Agreement and the Employee Matters Agreement. To the extent that any amounts required to be paid under this Agreement or any Ancillary Agreement by any party is not timely paid pursuant to the terms of this Agreement or such Ancillary Agreement, such outstanding amount will bear interest at a per annum rate equal to the three month LIBOR fixing such rate as of the date such payment was due (the “Due Date”) or if a holiday the previous business day, plus four percent (4%). Interest will be calculated based on a 365 day year and the actual number of days elapsed from the Due Date. Notwithstanding the foregoing, to the extent any Ancillary Agreement specifically provides for a default interest rate, the terms of such Ancillary Agreement shall prevail.

Section 7.10 Amendment. The parties may amend this Agreement or any Ancillary Agreement only by a written agreement signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement or such Ancillary Agreement, as applicable.

Section 7.11 Waiver. The parties may waive a provision of this Agreement or an Ancillary Agreement only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party’s rights and remedies in this Agreement or any Ancillary Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 7.12 Authority. Each party represents to the other parties that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement and each of the Ancillary Agreements to which it is a party, (b) the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is a party have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement and each of the Ancillary Agreements to which it is a party, and (d) this Agreement and each of the Ancillary Agreements to which it is a party is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 7.13 Construction of Agreement.

(a) Where this Agreement or any Ancillary Agreement states that a party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement or such Ancillary Agreement, as applicable.

(b) The captions, titles and headings, and table of contents, included in this Agreement and the Ancillary Agreements are for convenience only, and do not affect this Agreement’s or such Ancillary Agreements’ construction or interpretation. When a reference is made in this Agreement or any Ancillary Agreement to an Article or a Section, exhibit or schedule, such reference will be to an Article or Section of, or an exhibit or schedule to, this Agreement unless otherwise indicated.

(c) The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.

(d) Any reference in this Agreement or any Ancillary Agreement to the singular includes the plural where appropriate. Any reference in this Agreement or any Ancillary Agreement to the masculine, feminine or neuter gender includes the other genders where appropriate. For purposes of this Agreement, after the Effective Date, the Transferred Businesses will be deemed to be the business of SpinCo and the SpinCo Group, and all references made in this Agreement to SpinCo as a party which operates as of a time following the Effective Date, will be deemed to refer to all members of the SpinCo Group as a single party where appropriate.

(e) This Agreement is not to be construed for or against any party based on which party drafted any of the provisions of this Agreement. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

(f) Unless otherwise expressly specified in an Ancillary Agreement, all references in this Agreement or any Ancillary Agreement to “dollars” or “$” means United States Dollars. If any payment required to be made hereunder is denominated in a currency other than United States Dollars, such payment will be made in United States Dollars and the amount thereof will be computed using Motorola’s P&L rate for the current month.

(g) Any reference in this Agreement or any Ancillary Agreement to a “member” of a Group means a party to this Agreement or another Person referred to in the definition of SpinCo Group or Motorola Group, as applicable.

(h) This Agreement and the Ancillary Agreements are for the sole benefit of the parties hereto and their respective Group members and, except for the indemnification rights of the Motorola Indemnified Parties and the SpinCo Indemnified Parties under this Agreement or as expressly provided in any Ancillary Agreement, do not, and are not intended to, confer any rights or remedies in favor of any Person (including any employee or stockholder of Motorola or SpinCo) other than the parties signing this Agreement and their respective Group members.

Section 7.14 Termination.

(a) This Agreement and any Ancillary Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Motorola board of directors without the approval of any Person, including SpinCo or Mobility, in which case no party will have any liability of any kind to any other party by reason of this Agreement. After the Distribution Date, this Agreement may not be terminated except by an agreement in writing signed by each of the parties to this Agreement.

(b) The obligations of the parties under Article 3 (including the obligation to pursue or effect the Distribution) may be terminated by Motorola if, at any time after the Effective Date, Motorola determines, in its sole and absolute discretion, that the Distribution would not be in the best interests of Motorola or its stockholders.

Section 7.15 Limitation on Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE CONTRARY, IN NO EVENT WILL ANY PARTY OR ANY OF ITS GROUP MEMBERS BE LIABLE UNDER ANY CIRCUMSTANCES OR LEGAL THEORY FOR DAMAGES RELATED TO INCONVENIENCE, DOWNTIME, INTEREST, COST OF CAPITAL, FRUSTRATION OF ECONOMIC OR BUSINESS EXPECTATIONS, LOST PROFITS, LOST REVENUES, LOST SAVINGS, LOSS OF USE, TIME, DATA, OR GOOD WILL, OR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, COLLATERAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER SUCH LOSSES ARE FORESEEABLE; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY DAMAGES RELATED TO INCONVENIENCE, DOWNTIME, INTEREST, COST OF CAPITAL, FRUSTRATION OF ECONOMIC OR BUSINESS EXPECTATIONS, LOST PROFITS, LOST REVENUES, LOST SAVINGS, LOSS OF USE, TIME, DATA, OR GOOD WILL, OR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, COLLATERAL OR CONSEQUENTIAL DAMAGES, TO A PERSON WHO IS NOT A MEMBER OF ANY GROUP IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES FOR THE PURPOSES OF THIS AGREEMENT NOT SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 7.15. THIS SECTION SURVIVES THE TERMINATION OR EXPIRATION OF THIS AGREEMENT.

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IN WITNESS WHEREOF, each party has caused this Amended and Restated Master Separation and Distribution Agreement to be executed on its behalf by a duly authorized officer effective as of the date first set forth above.

“Motorola”		“SpinCo”

MOTOROLA, INC., a Delaware corporation		MOTOROLA SPINCO HOLDINGS CORPORATION, a Delaware corporation

By:	/s/ Gregory Q. Brown	By:	/s/ Sanjay K. Jha
Name:	Gregory Q. Brown	Name:	Sanjay K. Jha
Title:	Co-Chief Executive Officer	Title:	Chief Executive Officer and President

“Mobility”

MOTOROLA MOBILITY, INC., a Delaware corporation

		By:	/s/ Sanjay K. Jha
		Name:	Sanjay K. Jha
		Title:	Chief Executive Officer and President

[Signature Page to Amended and Restated Master Separation and Distribution Agreement]